Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

INNOVUS PHARMACEUTICALS, INC.,

INNOVUS PHARMA ACQUISITION CORPORATION,

INNOVUS PHARMA ACQUISITION CORPORATION II,

NOVALERE FP, INC.,

AND

NOVALERE HOLDINGS, LLC

DATED AS OF FEBRUARY 4, 2015

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of February 4, 2015 (the “Agreement Date”), by and among Innovus Pharmaceuticals, Inc., a Nevada corporation (“Acquiror”), Innovus Pharma Acquisition Corporation, a Delaware corporation  (“Merger Sub One”)  and  a  wholly  owned  subsidiary  of  Acquiror, Innovus Pharma Acquisition Corporation II, a Delaware corporation  (“Merger Sub Two”)  and  a  wholly  owned  subsidiary  of  Acquiror, Novalere FP, Inc., a Delaware corporation (“Target”), and Novalere Holdings, LLC, a Delaware limited liability company, as a representative of the stockholders of Target (“Holdings” or the “Stockholder Representative”).

RECITALS

WHEREAS, Target, Acquiror, Merger Sub One and Merger Sub Two believe it is in the best interests of their respective companies and the stockholders of their respective companies that Target and Merger Sub Two combine into a single company;

WHEREAS, the respective boards of directors of Acquiror, Target, and Merger Sub One and Merger Sub Two, have approved the Merger and/or the Final Merger, as applicable, and Acquiror, in its capacity as the sole stockholder of Merger Sub One and Merger Sub Two, has approved and adopted this Agreement, pursuant to which, among other things, Merger Sub One will merge with and into Target, with Target as the surviving corporation (the “Merger”), and as soon as practicable following the Merger, Target, as the surviving corporation of the Merger, will merge with and into Merger Sub Two, with Merger Sub Two the surviving corporation and a wholly-owned subsidiary of Acquiror (the “Final Merger”);

WHEREAS, it is the intention of the parties that the Merger be mutually interdependent with and a condition precedent to the Final Merger, and that the Final Merger shall, through the binding commitment evidenced by Section 2.2, be effected, on the first business day after the Effective Date and without the further approval, authorization or direction from or by any of the parties to this Agreement;

WHEREAS, by virtue of the Merger, the outstanding shares of Target’s capital stock at the Effective Time (the “Target Common Stock”) will be converted into the right to receive the Merger Consideration upon the terms and subject to the conditions of this Agreement;

WHEREAS, Target, Acquiror, Merger Sub One and Merger Sub Two desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the Final Merger; and

WHEREAS, it is intended by each of the parties to this Agreement that the Merger together with the Final Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto (the “Code”).

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. As used herein, the following terms shall have the following meanings.   Any additional defined terms shall have the meanings as contained in this Agreement:

“Acquiror Common Stock” means the common stock of Acquiror, par value $0.001 per share.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person provided that, for purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“ANDA Approval” means approval by the FDA of the Abbreviated New Drug Application (ANDA) of Fluticasone Propionate Nasal Spray of Novalere Manufacturing Partner.

“ANDA Consideration Shares” means shares of Acquiror Common Stock, which represent immediately after they are issued twenty-four and one half percent (24.50%) of the total issued and outstanding shares of capital stock of Acquiror as of the close of business on the Closing Date (and expressly excluding from such calculation any shares of capital stock issuable in respect of restricted stock units, options, warrants and convertible debt).

“Assets” means all properties, rights, assets, claims, Contracts and businesses of every kind, character and description, whether real, personal or mixed, tangible or intangible, whether accrued, contingent or otherwise, and wherever located (including in the possession of vendors, customers or other third parties or elsewhere), in each case whether or not recorded or reflected on the books and records or financial statements of a relevant Person.

“Business” means any business formerly conducted or presently conducted by Target.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in California or Massachusetts are authorized or obligated by applicable Laws or executive order to close or are otherwise generally closed.

“Bylaws” means the bylaws of Target, as amended from time to time.

“Change of Control” means a merger or consolidation of Acquiror with or into another person, or the sale, transfer or other disposition of all or substantially all of Acquiror’s assets to one or more other Persons in a single transaction or series of related transactions, unless pursuant to such transaction securities representing more than 50% of the total combined voting power of the survivor’s or Acquiror’s outstanding securities immediately after such transaction (or of the securities of any parent) are held by a Person or Persons who held securities representing more than 50% of the total combined voting power of Acquiror’s outstanding securities immediately prior to such transaction. For clarity, the issuance of shares to financial investors in connection with transactions that are for capital raising purposes would not be a Change of Control even if Acquiror issues securities representing more than 50% of the total combined voting power of Acquiror’s outstanding securities immediately after such transaction or series of related transactions.

 “Closing Consideration Shares” means shares of Acquiror Common Stock, which represent immediately after they are issued twenty-four and one half percent (24.50%) of the total issued and outstanding shares of Acquiror as of the close of business on the Closing Date (and expressly excluding from such calculation any shares of capital stock issuable in respect of restricted stock units, options, warrants and convertible debt).

 “Consideration Shares” means the Closing Consideration Shares and the ANDA Consideration Shares.

“Contracts” means all agreements, whether oral or written and whether express or implied, including, without limitation, contracts, contract rights, promises, commitments, undertakings, leases, guarantees, warranties and representations, franchises benefiting or relating to the Business or the ownership, construction, development, maintenance, repair, management, use, occupancy, possession or operation thereof, or the operation of any of the programs or services in conjunction with the Business and all renewals, replacements and substitutions therefor.

“Delaware Law” means the Delaware General Corporation Law.

“Earn-Out Payments” means the Earn-Out to be paid by Acquiror pursuant to Section 2.6.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Wilmington Trust, National Association.

“Escrow Agreement” means the Escrow Agreement of even date herewith, among Acquiror, Target, Stockholder Representative and Escrow Agent, in substantially the form of Exhibit A.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FDA” means the Food and Drug Administration of the U.S. Department of Health and Human Services.

“GAAP” means generally accepted accounting principles applied on a consistent basis in effect on the Agreement Date as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States.

“Governmental Authorities” means all agencies, authorities, bodies, boards, commissions, courts, instrumentalities, legislatures and offices of any nature whatsoever of any government, quasi-governmental unit or political subdivision, whether foreign, federal, state, county, district, municipality, city or otherwise.

 “Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services (other than trade debt incurred in the ordinary course of business), including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, and (c) all capital lease obligations.

“Information Statement” shall have the meaning set forth in Section 6.1(a).

“Knowledge” means, with respect to each Party, the actual knowledge of a particular fact or other matter being possessed by its directors or officers as of the pertinent date by such Person.

“Laws” means any federal, state, foreign or local statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law.

“Liability” means any direct or indirect indebtedness, liability, assessment, expense, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, disputed or undisputed, joint or several, vested or unvested, executory or not, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, determinable or undeterminable, accrued or unaccrued, absolute or not, actual or potential, contingent or otherwise (including any liability under any guarantees, letters of credit, performance credits or with respect to insurance loss accruals).

“Lien” means any mortgage, lien (including mechanics, warehousemen, laborers and  landlords  liens),  claim,  pledge,  charge,  community  property  interest,  equitable interest, right-of-way, easement, encroachment, security interest, preemptive right, right of first refusal or similar restriction or right, option, judgment, title defect or encumbrance of any kind.

“Material Adverse Effect” means, with respect to any Person, any change in or effect on such Person’s business that, individually or in the aggregate (taking into account all other such changes or effects), is materially adverse to the business, assets, Liabilities, financial condition, or results of operations of such Person, taken as a whole, other than any such effect or change resulting from or arising in connection with (a) general economic or industry-wide conditions (except to the extent such conditions materially disproportionately impact such Person), (b) acts of terrorism or military actions, and (c) any change in accounting requirements or principles or any change in applicable Law.

“Merger Consideration” means (i) the Closing Consideration Shares (and any cash paid in lieu thereof), (ii) the ANDA Consideration Shares (and any cash paid in lieu thereof), and (iii) the Earn-Out Payments.

“Net Revenue” means with respect to any Target Product: (a) the gross Target Product sales price of such Target Product invoiced by Acquiror or its Affiliates, and any amount received by Acquiror or its Affiliates from their respective direct and indirect licensees and sublicensees (including, without limitation, any partnership, joint venture or similar arrangement to which Acquiror or any of its Affiliates is a party), to customers who are not Affiliates of Acquiror (or are Affiliates but are end users of such Target Product) less, to the extent actually paid or accrued by Acquiror or its Affiliates, (i) normal and customary credits, allowances, discounts and rebates to and chargebacks from the account of such customers for spoiled, damaged, outdated or returned Target Product; (ii) normal and customary cash, quantity and trade discounts, rebates and other price reductions for such Target Product given to such customers in good faith; (iii) sales, use, excise, value-added and other similar taxes (but not income taxes or similar taxes) imposed upon the sale of such Target Product in final form to such customers; and (iv) customs duties, surcharges and other governmental charges incurred in exporting or importing such Target Product to such customers; and (b) any and all other tangible and intangible consideration, which is not described in Clause (a) above, including but not limited to any fees, upfront, milestone or lump sum payments, equity securities or instruments, or the fair market value of any non-cash consideration (e.g. in-kind services or access to facilities, equipment, personnel, goodwill, cross-licensing rights, or other intangible assets) received by Acquiror or its Affiliates as full or partial consideration for the grant of any license or other right with respect to any Target Product, in each case when actually received or, if earlier, when recorded by Acquiror as revenue in accordance with GAAP.

“Novalere Manufacturing Partner” means the generic manufacturing partner of Target.

“Party” means Target, Stockholder Representative, Merger Sub or Acquiror, individually, as the context so requires, and the term “Parties” means collectively, Target, Stockholder Representative, Merger Sub and Acquiror.

“Permitted Lien” means (a) Lien for Taxes the payment of which is not yet due, and (b) statutory Lien of landlords and Liens of laboratories, carriers, warehousemen, mechanics, materialmen and other similar Persons and other Liens imposed by applicable Laws incurred  in  the ordinary course of business for sums not yet delinquent or being contested in good faith by appropriate proceedings.

“Per Share ANDA Consideration” means that number of shares of Acquiror Common Stock that is equal to the quotient of the number of ANDA Consideration Shares divided by the total number of shares of Target Common Stock issued and outstanding immediately prior to the Effective Time, rounded up to the nearest whole share of Acquiror Common Stock.

“Per Share Closing Consideration” means that number of shares of Acquiror Common Stock that is equal to the quotient of the number of Closing Consideration Shares divided by the total number of shares of Target Common Stock issued and outstanding immediately prior to the Effective Time, rounded up to the nearest whole share of Acquiror Common Stock.

“Per Share Earn-Out Consideration” means an amount in cash that is equal to the quotient of the amount of the Earn-Out Target divided by the total number of shares of Target Common Stock issued and outstanding immediately prior to the Effective Time, rounded up to the nearest whole cent ($0.01).

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, limited liability partnership, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association, entity or government or political subdivision, agency or instrumentality of a government.

“Pre-Closing Ownership Percentage” means, with respect to each holder of Target Common Stock, the number of shares of Target Common Stock held by such holder immediately prior to the Effective Time divided by the aggregate number of shares of Target Common Stock issued and outstanding immediately prior to the Effective Time.

“Real Property” means all real property that is owned, leased or used by Target for the use or benefit of Target or that is an asset of Target.

“Registration and Restriction Agreement” means that certain Registration Rights and Stock Restriction Agreement among Acquiror and Target Stockholders, in substantially the form attached hereto as Exhibit B.

“Representatives” means, with respect to any Party to this Agreement, such Party’s directors, officers, members, stockholders, managers, Affiliates, employees, attorneys, accountants, lenders, consultants, independent contractors and other agents.

“Return” means any return, report, statement, form or other documentation (including any additional or supporting material and any amendments or supplements) filed or maintained, or required to be filed or maintained, with respect to or in connection with the calculation, determination, assessment or collection of any Taxes.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Stockholder Approval” means the affirmative vote, in person or by proxy or by written consent, of (a) the holders of a majority of the Target Common Stock entitled to vote under Delaware Law as of the record date of such approval, and (b) holders of a majority of the outstanding Target Common Stock issued pursuant to that certain Amended and Restated Purchase Agreement, dated as of January 9, 2013, between Target and the Investors parties thereto.

“Tangible Personal Property” means all machinery, equipment, tools, furniture, equipment, computer hardware, supplies, materials, inventory, prototypes, computing and telecommunications equipment and other items of tangible personal property, of every kind owned or leased by Target and used in its Business (wherever located and whether or not carried on Target’s books) or the Target Product, together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof, and all maintenance records and other documents relating thereto.

“Target Product” means Fluticasone Propionate Nasal Spray of Novalere Manufacturing Partner, or FlutiCare™.

“Target Stockholders” means the holders of Target Common Stock as of immediately prior to the Effective Time.

“Target Stockholder ANDA Consideration” means, with respect to each Target Stockholder, such Target Stockholder’s Pre-Closing Ownership Percentage multiplied by the number of ANDA Consideration Shares.

“Target Stockholder Closing Consideration” means, with respect to each Target Stockholder, such Target Stockholder’s Pre-Closing Ownership Percentage multiplied by the number of Closing Consideration Shares.

“Transaction” means the transactions contemplated by this Agreement and the other Transaction Documents.

“Transaction Documents” means, collectively, this Agreement and each of the other agreements and instruments to be executed and delivered by all or some of the Parties in connection with the consummation of the Merger.

“Transmittal Letter” shall have the meaning set forth in Section 6.1(a).

“Voting Agreement” means the Voting Agreement among Acquiror and Holdings, substantially in the form of Exhibit C.

1.2 Interpretation. Unless the context otherwise requires, the terms defined in Section 1.1 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms defined herein. All accounting terms defined in Section 1.1, and those accounting terms used in this Agreement not defined in Section 1.1, except as otherwise expressly provided herein, shall have the meanings customarily given thereto in accordance with GAAP. When a reference is made in this Agreement to Sections or Articles, such reference shall be to a Section or Article of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

ARTICLE II

THE MERGER

2.1 The Merger.

(a) At the Effective Time, and subject to and upon the terms and conditions of this Agreement, the Certificate of Merger attached hereto as Exhibit D-1 (the “Certificate of Merger”) and the applicable provisions of the Delaware Law, Merger Sub One shall be merged with and into Target, the separate corporate existence of Merger Sub One shall cease and Target shall continue as the surviving corporation of the Merger (the “Initial Surviving Corporation”).

(b) The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Foley Hoag LLP located at 155 Seaport Boulevard, Boston, Massachusetts 02210, at the earliest practicable time after the satisfaction or waiver of the conditions set forth in Article V, but in no event later than ten (10) Business Days after all such conditions have been satisfied or waived, or at such other time and/or place as the Acquiror and the Target mutually agreed upon.  As used herein, the term “Closing Date” shall mean the date on which the Closing occurs.  On the Closing Date, or as soon thereafter as practicable, to effect the Merger, the parties hereto will cause the Certificate of Merger to be filed with the Secretary of State of the State of Delaware in accordance with Delaware Law.  The Merger shall be effective when the filing of the Certificate of Merger is accepted by the Secretary of State of the State of Delaware (the “Effective Time”).  As used herein, the term “Effective Date” shall mean the date on which the Effective Time occurs.

(c) At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Target and Merger Sub One shall vest in the Initial Surviving Corporation, and all debts, liabilities and duties of Target and Merger Sub One shall become the debts, liabilities and duties of the Initial Surviving Corporation.

(d) At the Effective Time, the Certificate of Incorporation of the Initial Surviving Corporation shall be amended and restated in its entirety to read as the Certificate of Incorporation of Merger Sub One as in effect immediately prior to the Effective Time; provided, however, that Article I of the Certificate of Incorporation of the Initial Surviving Corporation shall be amended to read as follows: “The name of the corporation is “Novalere, Inc.”

(e) The bylaws of Merger Sub One, as in effect immediately prior to the Effective Time, shall be the bylaws of the Initial Surviving Corporation until thereafter amended, except that the name of the corporation set forth therein shall be changed to “Novalere, Inc.”

(f) At the Effective Time, the directors and officers of Merger Sub One immediately prior to the Effective Time shall be the directors and officers of the Initial Surviving Corporation, to serve until their respective successors are duly elected or appointed and qualified.

2.2 The Final Merger.

(a) On the first business day after the Effective Date, in accordance with this Agreement, the Certificate of Merger attached hereto as Exhibit D-2 (the “Final Certificate of Merger”) and the applicable provisions of the Delaware Law, the Initial Surviving Corporation shall be merged with and into Merger Sub Two, the separate corporate existence of the Initial Surviving Corporation shall cease and Merger Sub Two shall continue as the surviving corporation of the Final Merger (the “Surviving Corporation”).

(b) Upon consummation of the Final Merger, the effect of the Final Merger shall be as provided in this Agreement, the Final Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, all the property, rights, privileges, powers and franchises of Target, Merger Sub Two and Merger Sub One shall vest in the Surviving Corporation, and all debts, liabilities and duties of Target, Merger Sub Two and Merger Sub One shall become the debts, liabilities and duties of the Surviving Corporation.

(c) Upon consummation of the Final Merger, the shares of the Initial Surviving Corporation shall be cancelled and the shares of the Surviving Corporation shall remain outstanding and not be affected thereby.

(d) Upon consummation of the Final Merger, the Certificate of Incorporation of the Initial Surviving Corporation shall be amended and restated in its entirety to read as the Certificate of Incorporation of Merger Sub Two as in effect immediately prior to the Effective Time; provided, however, that Article I of the Certificate of Incorporation of Merger Sub Two shall be amended to read as follows: “The name of the corporation is “Novalere, Inc.”

(e) Upon consummation of the Final Merger, the bylaws of Merger Sub Two, as in effect immediately prior to the consummation of the Final Merger, shall be the bylaws of the Surviving Corporation until thereafter amended, except that the name of the corporation set forth therein shall be changed to “Novalere, Inc.”

(f) Upon consummation of the Final Merger, the directors and officers of Merger Sub Two immediately prior to the consummation of the Final Merger, shall be the directors and officers of the Surviving Corporation, to serve until their respective successors are duly elected or appointed and qualified.

(g) It is the intention of the Parties that, upon consummation of the Merger and the Final Merger, there will be achieved a single end result and the Company Stockholders at the Effective Time will receive the same economic benefit and/or ownership interest in Acquiror as such Company Stockholders would have received had Target been merged directly with and into Merger Sub Two.

2.3 Tax Consequences.  It is intended that the Merger and the Final Merger, considered together as a single integrated transaction for federal income tax purposes, shall qualify as a “reorganization” under Section 368(a) of the Code, and that the Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

2.4 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub One, Target or the holders of any of the following securities:

(a) Target Common Stock.

(i) Subject to the provisions of Section 2.4(a)(ii) and 2.4(a)(iii), each share of Target Common Stock issued and outstanding immediately prior to the Effective Time shall be converted and exchanged, without any action on the part of the holder thereof, into the right to receive (i) the Per Share Closing Consideration (as adjusted for the Closing Escrow Shares), (ii) if and when earned, the Per Share ANDA Consideration (as adjusted for the ANDA Escrow Shares), and (iii) if and when earned, the Per Share Earn-Out Consideration.

(ii) Notwithstanding the provisions of Section 2.4(a)(i), each share of Target Common Stock issued and outstanding immediately prior to the Effective Time, that is held by a Target Stockholder that, as of the Agreement Date, is not an “accredited investor” (as defined  in Rule 501 of Regulation D under the Securities Act) (such Target Stockholder, a “Non-Qualified Stockholder”), shall not be converted and exchanged into the Merger Consideration described in Section 2.4(a)(i), but lieu thereof shall be converted and exchanged, without any action on the part of the holder thereof, into the right to receive (i) an amount in cash (the “Cash Consideration”) equal to the sum of (A) the product of the Per Share Closing Consideration multiplied by the close price of Acquiror’s Common Stock on the last Business Day immediately before the Closing Date as reported on www.finance.yahoo.com, rounded up to the nearest whole cent (the “Closing Stock Price”) and (B) the product of the Per Share ANDA Consideration multiplied by the Closing Stock Price, and (ii) if and when earned, the Per Share Earn-Out Consideration.  For clarification, the entire amount of the Cash Consideration shall be paid by the Acquiror to the Non-Qualified Stockholder at the time such Non-Qualified Stockholder would have been entitled to receive the Closing Share Consideration in accordance with Section 2.5(b) if it were not a Non-Qualified Stockholder.

(iii) At the Effective Time, Target shall have free and immediately available cash in the amount of $[47,395], and Acquiror shall have the right to use such funds to pay Cash Consideration to the Non-Qualified Stockholders as required by this Section 2.6 and Section 2.7.

(b) Capital Stock of Merger Sub One. At the Effective Time, each share of common stock of Merger Sub One issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Initial Surviving Corporation. Each stock certificate of Merger Sub One evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Initial Surviving Corporation.

(c) Payment Schedule. At the Closing, Target shall deliver to Acquiror a definitive payment schedule (the “Payment Schedule”) accurately setting forth: (i) the name of each Target Stockholder immediately prior to the Effective Time, (ii) the number of shares of Target Common Stock held by each Target Stockholder immediately prior to the Effective Time, (iii) the Closing Consideration Shares allocable to each Target Stockholder, (iv) the Closing Escrow Shares allocable to each Target Stockholder, (v) the ANDA Consideration Shares allocable to each Target Stockholder, (vi) the ANDA Escrow Shares allocable to each Target Stockholder, and (vii) the percentage of any Earn-Out Payments allocable to each Target Stockholder.

2.5 Delivery and Payment of Share Merger Consideration.

(a) Exchange Procedures.

(i) As soon as practicable (and in any event not later than two Business Days after the Agreement Date), Target shall mail to each Target Stockholder, (A) a copy of the Information Statement, (B) a copy of the Transmittal Letter, and (C) instructions for exchange of the certificates evidencing the shares of Target Common Stock held by such Target Stockholder (the “Exchange Materials”).

(ii) All certificates evidencing shares of Target Common Stock surrendered by Target Stockholders to the Surviving Corporation, shall forthwith be canceled. Until so surrendered, each outstanding Certificate that prior to the Effective Time represented shares of Target Common Stock will be deemed from and after the Effective Time, for all corporate purposes, to evidence the right to receive the Merger Consideration into which such shares of Target Common Stock shall have been so converted.

(b) Closing Consideration  Shares.  As soon as practicable (and in any event within ten (10) Business Days) after the Closing, Acquiror shall deliver to each Target Stockholder  with respect to whom the Exchange Materials have been duly completed and delivered to Acquiror, the Target Stockholder Closing Consideration or, if such Target Stockholder is a Non-Qualified Stockholder, the entire amount of the Cash Consideration.

(c) ANDA Consideration Shares. As soon as practicable (and in any event within ten (10) Business Days) after the ANDA Approval is obtained, Acquiror shall deliver to each Target Stockholder with respect to whom the Exchange Materials have been duly completed and delivered to the Acquiror, the Target Stockholder ANDA Consideration, and (ii) if the ANDA Approval is obtained on or after the Release Date, Acquiror shall also deliver the ANDA Escrow Shares to each Holdings and shall not deposit them with the Escrow Agent .

(d) Escrow Shares. Notwithstanding the provisions of Sections 2.5(b) and 2.5(c), (i) at the time of the delivery of the Target Stockholder Closing Consideration to Holdings, a number of shares of Acquiror Common Stock representing ten percent (10%) of the Closing Consideration Shares to be issued to Holdings (the “Closing Escrow Shares”) shall be deposited with the Escrow Agent to be held in the Escrow Fund in accordance with Section 8.1 and the Escrow Agreement, and (ii) if the ANDA Approval is obtained prior to the Release Date, then at the time of the delivery of the Target Stockholder ANDA Consideration to Holdings, a number of shares of Acquiror Common Stock representing thirty percent (30%) of the ANDA Consideration Shares to be issued to Holdings (the “ANDA Escrow Shares”) shall be deposited with the Escrow Agent to be held in the Escrow Fund in accordance with Section 8.1 and the Escrow Agreement.

(e) Transfers of Ownership. At the Effective Time, the stock transfer books of Target shall be closed, and there shall be no further registration of transfers of Target Common Stock thereafter on the records of Target.

(f) No Liability. Notwithstanding anything to the contrary in this Section 2.5, neither Acquiror nor any Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.6 Earn-Out.

(a) In addition to the Consideration Shares, by virtue of the Merger, each share of Target Common Stock shall be converted into the right to receive, if and when earned, any one or more earn-out payments (collectively, the “Earn-Out”) pursuant to this Section 2.6.  With respect to each $5,000,000 of Net Revenue on a cumulative basis of all Target Products collectively (each, an “Earn-Out Milestone”), the Earn-Out amount shall be $500,000 (each, an “Earn-Out Payment”); provided, however, that the aggregate Earn-Out payable hereunder shall under no circumstances exceed $2,500,000 (the “Earn-Out Target”).  For example, when Net Revenue of the Target Products on an aggregate basis reaches $5,000,000, the first cash payment of $500,000 will be made, and when the Net Revenue of Target Products on an aggregate basis (including the first $5,000,000) reaches $10,000,000, the second milestone payment of $500,000 will be made.

(b) From and after the first sale of Target Product and until the Earn-Out Target has been paid in full, within forty five (45) days after the end of each calendar quarter from January through September, and within ninety (90) days after the fiscal year end for the fourth quarter ending in December (each, “Reporting Date”), the Acquiror shall deliver to the Stockholder Representative a written statement, certified by the Acquiror’s Chief Financial Officer, of the Net Revenue of all Target Products during such calendar quarter.  Each time an Earn-Out Milestone has been achieved, within thirty (30) days after the first Reporting Date to occur after the Earn Out Milestone has been achieved, the Acquiror shall deliver and pay to the Stockholder Representative the Earn-Out Payment corresponding to such Earn-Out Milestone.  The Stockholder Representative shall distribute the Earn-Out Payment to the Target Stockholders on a pro rata basis based on the Pre-Closing Ownership Percentages of the Target Stockholders. Acquiror and its Affiliates shall not sell or transfer the Target Product unless the purchaser or transferee is subject to the same obligation to make the Earn-Out Payments to the Target Stockholders as Acquiror and its Affiliates pursuant to this Agreement.

(c) From and after the first sale of Target Product and until the Earn-Out Target has been paid in full, Acquiror shall make its books available to the Stockholder Representative and its agents for review, at the Stockholder Representative’s sole cost, upon advance notice, during business hours, provided that such parties may not collectively request more than one review in each calendar year.  If any such review shows that the Earn-Out paid by Acquiror as of the time of such audit is deficient, Acquiror shall promptly pay the deficient amount plus interest on the deficient amount, from the date such payment was due to the date of actual payment at a rate of one percent (1%) per month, or if lower, the maximum amount permitted under applicable Law.  If the Earn-Out payments made by Acquiror are found to be deficient by more than five percent (5%), Acquiror shall pay for all costs and expenses of Stockholder Representative associated with the audit.

2.7 No Further Ownership Rights in Target Common Stock. The Merger Consideration delivered to Target Stockholders in accordance with the terms hereof shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to such shares of Target Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Target Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

2.8 Acceleration of Merger Consideration.  Notwithstanding any provision of this Agreement to the contrary, immediately prior to the effective time of a Change of Control with respect to Acquiror, each component of the Merger Consideration which has not been delivered or paid by the Acquiror prior to such Change of Control (including, as applicable, the ANDA Share Consideration, the Escrow Shares and the Earn-Out Payments), shall be accelerated and delivered and paid by the Acquiror as provided in this Article II; provided, however, that the Acquiror shall not be required to accelerate and deliver Merger Consideration if both of the following two conditions are met (i) the Change of Control with respect to Acquiror is closed prior to ANDA Approval, and (ii) the definitive agreement pursuant to which the Change of Control is effected expressly provides that the acquiring or surviving Person in such Change of Control transaction shall be obligated to comply with the Acquiror’s obligations pursuant to this Agreement, including, without limitation, the obligation to issue or pay the Merger Consideration is accordance with the terms of this Agreement.

2.9 Lost, Stolen or Destroyed Certificates. In the event any certificate evidencing shares of Target Common Stock shall have been lost, stolen or destroyed, Acquiror shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration as may be required pursuant to this Article II; provided, however, that Acquiror may, in its discretion and as a condition precedent to the issuance thereof, require the holder of such lost, stolen or destroyed certificate to deliver a customary agreement in form and substance reasonably requested by Acquiror to indemnify against any claim that may be made against Acquiror or the Surviving Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

2.10 Taking of Necessary Action; Further Action. Each of Acquiror, Merger Sub, and Target will take all such reasonable and lawful action as may be necessary or desirable in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Target and Merger Sub, the officers and directors of Target and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

2.11 Securities Laws Issues. Acquiror intends to issue the shares of Acquiror Common Stock as provided in this Agreement pursuant to a “private placement” exemption or exemptions from registration under Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act and an exemption from qualification under the laws of the States of California, Delaware and Massachusetts and other applicable state securities laws. Acquiror and Target shall comply with all applicable provisions of and rules under the Securities Act and applicable state securities laws in connection with the offering and issuance of the shares of Acquiror Common Stock pursuant to this Agreement. Such shares of Acquiror Common Stock will be “restricted securities” under the Federal and state securities laws and cannot be offered or resold except pursuant to registration under the Securities Act or an available exemption from registration.

2.12 Dissenting Shares.  Shares of Target Common Stock held by Target Stockholders who have properly exercised and preserved appraisal rights with respect to those shares in accordance with Section 262 of Delaware Law (“Dissenting Shares”) shall not be converted into or represent a right to receive the Merger Consideration pursuant to this Article II, but the holders thereof shall be entitled only to such rights as are granted by Section 262 of Delaware Law.  Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Section 262 of Delaware Law shall receive payment therefor from the Surviving Corporation in accordance with such laws; provided, however, that if any such holder of Dissenting Shares shall have effectively withdrawn such holder’s demand for appraisal of such shares or lost such holder’s right to appraisal and payment of such shares under Section 262 of Delaware Law, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares and each such share shall thereupon be deemed to have been cancelled, extinguished and exchanged, as of the Effective Time, into and represent the right to receive from Acquiror the Merger Consideration, as provided in this Article II.  Any payments in respect of Dissenting Shares will be deemed made by the Surviving Corporation.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF TARGET

Target represents and warrants to Acquiror that the statements contained in this Article III are true and correct as of the Agreement Date and as of the Closing Date, except as otherwise expressly limited by any representation or warranty contained in this Article III or specifically disclosed in a document of even date herewith and delivered by Target to Acquiror referring to the representations and warranties in this Agreement (the “Target Disclosure Schedules”). The Target Disclosure Schedules will correspond to the numbered and lettered paragraphs contained in this Article III, and the disclosure in any such specified schedule of the Target Disclosure Schedules shall qualify any other subsection of this Article III to the extent to which the relevance of such disclosure is reasonably apparent from the content of the disclosure set forth therein.

3.1 Organization and Qualification; Subsidiaries. Target is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority, corporate or otherwise, to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have, individually or in the aggregate, a Material Adverse Effect on Target. Target is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be qualified or licensed would not cause individually or in the aggregate, a Material Adverse Effect on Target. Target does not have any subsidiaries and does not own, directly or indirectly, any capital stock or other equity securities of any other Person or have any direct or indirect equity or ownership investment or interest in any business. The copies of the Certificate of Incorporation and Bylaws previously provided by Target to Acquiror, including any amendments to each of the foregoing, are true, complete and correct copies thereof. The Certificate of Incorporation and Bylaws are in full force and effect. Target is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws.

3.2 Authority Relative to this Agreement. Target has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Merger. The execution, delivery and performance of this Agreement and the other Transaction Documents by Target and the consummation by Target of the Merger have been duly and validly authorized by all necessary corporate action of Target, and no other corporate action on the part of Target or any of the Target Stockholders is necessary to authorize this Agreement and the other Transaction Documents or to consummate the Merger. This Agreement and the other Transaction Documents have been duly executed and delivered by Target and, assuming the due authorization, execution and delivery by the other Parties hereto, each such agreement constitutes a legal, valid and binding obligation of Target, enforceable against Target in accordance with its terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors’ rights generally and to the effect of general principles of equity which may limit the availability of remedies (whether in a proceeding at Law or in equity) (the “Bankruptcy Exception”). The Board of Directors of Target has (a) approved this Agreement and the Merger; (b) determined that in its opinion the Merger is in the best interests of the Target Stockholders and is on terms that are fair to such Target Stockholders; and (c) recommended that the Target Stockholders approve this Agreement and the Merger.

3.3 No Conflict. The execution and delivery of this Agreement and the other Transaction Documents by Target do not, and the performance by Target of its obligations hereunder and the consummation of the Merger and the transactions contemplated by the other Transaction Documents will not: (a) conflict with or violate any provision of the Certificate of Incorporation or Bylaws or any resolutions adopted by the Board of Directors of Target; (b) assuming that all filings and notifications described in Section 3.4 have been made and except as would not cause a Material Adverse Effect, conflict with or violate any Laws or order applicable to Target; or (c) except as would not cause a Material Adverse Effect, result in any breach of or constitute a default under (with the giving of notice or lapse of time or both), or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (except for a Permitted Lien) on the Business or Assets of Target, or pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation of Target.

3.4 Required Filings and Consents. The execution and delivery of this Agreement and the other Transaction Documents by Target do not, and the performance by Target of its obligations hereunder and thereunder and the consummation of the Merger will not, require any consent, approval, authorization or permit of, or filing by Target with or notification by Target to, any Governmental Authority, except for the filing of Certificate of Merger as described in Section 2.1.

3.5 Financial Statements. Target has delivered to Acquiror its (a) audited financial statements for the fiscal year ended December 31, 2013 and December 31, 2014, and (b) its unaudited financial statements dated as of the Closing Date (collectively, the “Target Financial Statements”). The Target Financial Statements have been prepared in accordance with GAAP (except that the unaudited financial statements do not contain footnotes and are subject to normal recurring year-end audit adjustments, the effect of which will not, individually or in the aggregate, have a Material Adverse Effect with respect to Target) applied on a consistent basis throughout the periods presented and consistent with each other. The Target Financial Statements fairly present in all material respects the consolidated financial condition, operating results and cash flow of Target as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments and the absence of footnotes in the case of the unaudited Target Financial Statements as of the Closing Date. In its conduct of the Business, Target maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; and (b) transactions are recorded as necessary to maintain asset accountability. With respect to the deliverables referred to in Clauses (a) and (b) above, such financial statements are required to be delivered in final format and suitable to be included in a Form 8-K or similar filing with the SEC within sixty (60) days after the Closing Date.  With respect to the deliverable referred to in Clause (c) above, the Target will also deliver appropriate schedules and documents supporting amounts included in the Closing Date financial statements.

3.6 Capital Structure.

(a) Capitalization of Target. As of the Agreement Date, the authorized capital stock of Target consists of 45,000,000 shares of Target Common Stock, par value $0.00001, of which 24,848,385 shares are issued and outstanding.  All outstanding shares of Target Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any Liens other than any Liens created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or Bylaws of Target or any agreement to which Target is a party or by which it is bound. As of the Closing, except as set forth in this Section 3.6 and the rights created pursuant to this Agreement, there shall be no options, warrants, restricted stock awards, calls, rights, commitments or agreements of any character to which Target is a party or by which it is bound, obligating Target to issue, deliver, sell, repurchase or redeem or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Target Common Stock or obligating Target to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.  As of the Closing, there shall be no contracts, commitments or agreements relating to voting, purchase or sale of Target Common  Stock  (a) between  or  among  Target  and  any  of  its  stockholders, and (b) between or among any of Target Stockholders.  All shares of outstanding Target Common Stock were issued in compliance with all applicable federal and state securities laws.

(b) As of the Agreement Date, with respect to each Target Stockholder, Schedule 3.6(b) of the Target Disclosure Schedule sets forth the number and type of shares of Target Common Stock that each such Target Stockholder holds of record, and the address and state of residence (or the address of the principal office) of such Target Stockholder.

(c) All of the information contained in the Payment Schedule and Schedule 3.6(b) of the Target Disclosure Schedule will be accurate and complete immediately prior to the Effective Time, and, except as set forth on the Payment Schedule, no other holder of Target Common Stock or options, warrants or other rights convertible into Target Common Stock shall have any right, title or claim to any Merger Consideration. The allocation of the Merger Consideration as set forth in the Payment Schedule complies and is in accordance with Target’s Certificate of Incorporation and Delaware Law.

(d) Except as set forth in Schedule 3.6(d) of the Target Disclosure Schedule: (i) none of the outstanding shares of Target Common Stock are entitled or subject to any preemptive right, right of participation, right of maintenance or similar right; (ii) other than the rights created pursuant to this Agreement, none of the outstanding shares of Target Common Stock are subject to any right of repurchase or first refusal or similar right in favor of Target or any third party; and (iii) there are no agreements or arrangements (other than this Agreement) relating to the voting or registration of, or restricting any holder from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Target Common Stock.

3.7 Absence of Certain Changes. Except as set forth in Schedule 3.7 of the Target Disclosure Schedule, since September 30, 2014 (the “Target Balance Sheet Date”), Target has conducted its business in the ordinary course consistent with past practice and there has not occurred (a) any change, event or condition (whether or not covered by insurance) that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect on Target; (b) any acquisition, sale or transfer of any material asset of Target other than in the ordinary course of business and consistent with past practice; (c) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Target or any revaluation by Target of any of its assets, except where such change would not have a Material Adverse Effect on Target; (d) any Material Contract entered into by Target, other than in the ordinary course of business, or any material amendment or termination of, or default under, any Material Contract to which Target is a party or by which it is bound; or (e) any negotiation or agreement by Target to do any of the things described in the preceding clauses (a) through (d) (other than negotiations with Acquiror and its Representatives regarding the transactions contemplated by this Agreement). At the Effective Time, there will be no accrued but unpaid dividends on shares of Target Common Stock.

3.8 Absence of Undisclosed Liabilities. All Liabilities of Target are set forth on Schedule 3.8 of the Target Disclosure Schedule, including, but not limited to, those incurred or to be incurred in connection with the execution of this Agreement.

3.9 Real Property. Target does not own any Real Property, nor is Target a lessee (or sublessee) of any Real Property or any interest therein.

3.10 Personal Property. Accept as set forth on Schedule 3.10 of the Target Disclosure Schedules, Target has good and marketable title to all of its personal property, interests in personal property and assets reflected in the balance sheet of Target as of the Target Balance Sheet Date (the “Target Balance Sheet”) or acquired after the Target Balance Sheet Date including any assets located at a third party’s site or sites (except properties, interests in properties and assets sold or otherwise disposed of since the Target Balance Sheet Date in the ordinary course of business), free and clear of all Liens of any kind or character, except (a) for Permitted Liens; (b) such imperfections of title and Liens as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties; (c) Liens securing debt that is reflected on the Target Balance Sheet; and (d) such other Liens as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Target. Such tangible personal property and assets that are used in the operations of Target’s Business are in all material respects in good operating condition and repair, subject to normal wear and tear. Accept as set forth on Schedule 3.10 of the Target Disclosure Schedules, all properties used in the operations of Target are reflected in the Target Balance Sheet to the extent required by GAAP.

3.11 Intellectual Property.

(a) Definitions. For purposes of this Agreement, the following terms shall be defined as follows:

(i) “Copyrights” shall mean all copyrights, copyrightable works, and applications for registration of any of the foregoing, including without limitation all rights of authorship, use, publication, publicity, reproduction, distribution, performance, transformation, moral rights and rights of ownership of copyrightable works, and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright conventions and treaties.

(ii) “IP Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, interference, option, right of first refusal, right of first negotiation, license, covenant not to assert/sue or other immunity from suit, equitable interest, preemptive right, community property interest, technology escrow, title retention or title reversion agreement, prior assignment, or any other encumbrance or restriction of any nature, whether accrued, absolute or contingent (including without limitation any restriction on the transfer or licensing of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

(iii) “Issued Patents” shall mean all issued patents, reissued or reexamined patents, revivals of patents, certificates of invention, registrations of patents and adjustments, restorations and extensions thereof, regardless of country or formal name, issued by the United States Patent and Trademark Office and any other applicable Governmental Authority, including without limitation design patents.

(iv) “Off-the-Shelf Software” shall mean any software (other than open source software, including software licensed under licenses that are defined as OSI (Open Source Initiative) licenses as listed on www.opensource.org) that is generally and widely available to the public through regular commercial distribution channels and is licensed on a non-exclusive basis on standard terms and conditions and that was obtained by Target in the ordinary course of business.

(v) “Patents” shall mean the Issued Patents and the Patent Applications.

(vi) “Patent Applications” shall mean all pending published and all unpublished non-provisional and provisional patent applications, reexamination proceedings, applications for certificates of invention and priority rights, in any country and regardless of formal name, including without limitation, substitutions, continuations, continuations-in-part, divisions, renewals, revivals, reissues, re-examinations and extensions thereof.

(vii) “Proprietary Rights” shall mean any and all of the following in any country: (A)(1) Issued Patents, (2) Patent Applications, (3) Trademarks, (4) domain names and domain name registrations, (5) Copyrights, (6) Trade Secrets; or (B) any right (whether at law, equity, by Contract or otherwise) to use, practice or otherwise exploit any of the foregoing.

(viii) “Registered Copyrights” shall mean all Copyrights for which registrations have been obtained or applications for registration have been filed in the United States Copyright Office and any other applicable Governmental Authority.

(ix) “Registered Trademarks” shall mean all Trademarks for which registrations have been obtained or applications for registration have been filed in the United States Patent and Trademark Office and any applicable Governmental Authority.

(x) “Target Licensed Proprietary Rights” shall mean Proprietary Rights owned by any Person other than Target that are licensed to Target.

(xi) “Target Owned Proprietary Rights” shall mean Proprietary Rights owned by or purported to be owned by Target.

(xii) “Target Proprietary Rights” shall mean the Target Owned Proprietary Rights and the Target Licensed Proprietary Rights.

(xiii) “Trade Secrets” shall mean all product specifications, data, know- how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, research and development, manufacturing or distribution methods, processes and specifications, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including both source code and object code), databases, interfaces, computer software and database technologies, systems, structures and architectures (and related processes, formulae, composition, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), and any other information, however documented, that is a trade secret within the meaning of the applicable trade-secret protection law.

(xiv) “Trademarks” shall mean all (A) trademarks, service marks, marks, logos, insignias, designs, trade dress, other symbols, trade names and fictitious business names, whether registered or unregistered, (B) applications for registration of any of the foregoing, and (C) all goodwill associated with each of the foregoing.

(b) Disclosure of Certain Target Proprietary Rights. Schedule 3.11(b) of the Target Disclosure Schedules lists the following with respect to the Target Proprietary Rights:

(i) Disclosure of Target Licensed Proprietary Rights.  Schedule 3.11(b)(i) of the Target Disclosure Schedule lists all of the Target Licensed Proprietary Rights.

(ii) Registered Intellectual Property and Software.  Target owns no and does not purport to own any Patents, Registered Copyrights or any software, middleware or firmware.

(iii) Disclosure of Trademarks. Schedule 3.11(b)(iii) of the Target Disclosure Schedules lists all of the Trademarks and domain names and domain name registrations owned by or purported to be owned by Target, setting forth in each case the jurisdictions in which domain names and domain name registrations have been registered and applications for registration have been filed.  No  Trademarks  or  domain  names  other  than  as  set  forth in Schedule 3.11(b)(iii) are used in connection with any Target Product or in the conduct of or reasonably related to the Business.

(c) Ownership of and Right to Use Proprietary Rights; No Encumbrances.  Target has the right to use all Trade Secrets and any other intellectual property used by Target, for their respective intended purposes, in the conduct of the Business. Target has a valid, legally enforceable and exclusive (including as to the licensor) right to use, license, practice and otherwise exploit all Target Licensed Proprietary Rights identified in Schedule 3.11(b)(i) of the Target Disclosure Schedules and all other Proprietary Rights used by the Target, other than those owned by or purported to be owned by the Target (including interest acquired through a license or other right to use). The Target Proprietary Rights identified in Schedule 3.11(b) of the Target Disclosure Schedules, together with the Trade Secrets, constitutes all the Proprietary Rights used by Target in connection with the conduct of, or reasonably related to, the Business. To the Knowledge of Target, all Target Licensed Proprietary Rights (including without limitation an interest acquired through a license or other right to use, but excluding any Off-the-Shelf Software) are free and clear of IP Encumbrances except as may be set forth in the agreement or instrument pursuant to which Target acquired such Target Licensed Proprietary Rights, and Target has not received any notice that any portion of the Target Licensed Proprietary Rights are subject to any other IP Encumbrance.

(d) Agreements Related to Target Proprietary Rights. Schedule 3.11(d) of the Target Disclosure Schedules lists all written Contracts relating to the Target Proprietary Rights and/or any Target Product.

(i) Disclosure of Proprietary Rights Agreements. Schedule 3.11(d)(i) of the Target Disclosure Schedules lists any Contracts, licenses or other arrangements to which Target is a party (A) granting any Person any right to make, have made, manufacture, use, sell, offer to sell, import, export, or otherwise distribute any Target Product, with or without the right to sublicense the same; (B) granting any license of, any covenant not to assert/sue or other immunity from suit under or any other rights to any current or future Proprietary Rights, with or without the right to sublicense the same, granted by Target or granted to Target (other than licenses granted to Target for Off-the-Shelf Software) (the “Third Party In-licenses”); (C) regarding joint development of any products, any Target Product or Proprietary Rights; (D) by which Target grants any ownership right or title to any Proprietary Rights or by which Target is assigned or granted an ownership interest in any Proprietary Rights (the “Assignment Agreements”) other than agreements with contractors or employees that assign or grant to Target ownership of Proprietary Rights developed in the course of providing services by such contractors or employees; (E) under which Target grants or receives an option or right of first refusal or right of first negotiation relating to any Proprietary Rights; (F) pursuant to which Target has deposited or is required to deposit with an escrow agent or any other Person Target Proprietary Rights; and (G) limiting Target’s ability to transact business in any market, field or geographical area or with any Person, or that restricts the use, sale, transfer, delivery or licensing of Target Proprietary Rights or any Target Product, including without limitation any covenant not to compete. With respect to each Third Party In-license and each Assignment Agreement, (A) each is in full force and effect as of the Closing Date, (B) Target is in compliance with the terms and conditions thereof (including without limitation all diligence obligations), and (C) there exists no default (or condition which, with the passage of time, the giving or notice or both) which would give rise to a right to terminate, convert rights to non-exclusive or otherwise limit rights granted to Target.

(ii) Royalties. Target has no obligation to pay any royalties, license fees or other amounts or provide or pay any other consideration to any Person by reason of the ownership, use, exploitation, practice, sale or disposition of Target Proprietary Rights (or any tangible embodiment thereof) or the reproducing, making, using, selling, offering for sale, distributing or importing any Target Product.

(iii) Indemnification. Target has not entered into any Contract, license or other arrangement to defend, indemnify or hold harmless any Person against any charge of infringement of any Proprietary Rights, other than indemnification provisions contained in standard sales agreements or agreements with customers or end users arising in the ordinary course of the Business; copies of such indemnification agreements have been delivered to Acquiror or its counsel; and

(e) No Third Party Rights in Target Proprietary Rights.

(i) No Joint Ownership. Target does not jointly own, license or claim any right, title or interest with any other Person of any Target Owned Proprietary Rights.

(ii) No Ownership. No current or former officer, manager, director, stockholder, member, consultant or independent contractor of Target by virtue of such status or relationship with Target has any right, title or interest in, to or under any Proprietary Rights related to any Target Products that have not been either (A) irrevocably assigned or transferred to Target or (B) licensed (with the unrestricted right to grant sublicenses) to Target under an exclusive, irrevocable, worldwide, royalty free, fully paid and assignable license.

(iii) No Challenges. Target has not received notice of any challenge or threatened challenge, and no Person has asserted or threatened a claim or made a demand, nor is there any proceeding pending or to the Knowledge of Target threatened nor are there any facts in existence which to the Knowledge of Target would be reasonably likely to give rise to any such challenge, claim, demand or proceeding, which would adversely affect (A) Target’s right, title or interest in, to or under the Target Proprietary Rights, (B) any Contract, license or other arrangement under which Target claims any right, title or interest under the Target Proprietary Rights or restricts the use, manufacture, transfer, sale, delivery or licensing by Target of any Target Proprietary Rights or any Target Product, or (C) the validity, enforceability or claim construction of any Patents.

(iv) No Restrictions. Target is not subject to any proceeding or outstanding decree, order, judgment or stipulation restricting in any manner the use, transfer or licensing of the Target Proprietary Rights by Target, the use, manufacture, transfer, sale, importation or licensing of any Target Product, or which might reasonably be expected to affect the validity, use or enforceability of any Target Proprietary Rights.

(v) No Infringement by Other Persons. To the Knowledge of Target, no Target Proprietary Rights owned by or exclusively licensed to Target have been infringed, misappropriated or impermissibly disclosed by any Person.

(vi) Trademarks. No Registered Trademark owned by Target has lapsed, expired or been abandoned and Target has not received notice that any opposition, cancellation, re-examination or invalidity proceedings have been commenced related thereto in any jurisdictions where such procedures are available.

(vii) No Conflicts. There are no and have not been any restriction on any of the Company’s current or prior employees’, officers’ or consultants’ ability to provide to Target all right, title and interest in the information and materials relating to the Target Products or any technology included therein (including but not limited to discoveries, improvements, processes, formulas, dates, know-how and trade secrets, patentable or otherwise) developed, conceived or reduced to practice that are or would be valuable to the making, research, development and/or commercialization of Target Products. No assignment by any of such Target employees, officers or consultants to violated any employment agreement or policy or procedure to which he, she or it was subject at the time of such assignment.

(viii) Prior Licenses. Target has not granted any license of or covenant not to assert/sue or other immunity from suit to any that provides such Person the right to make, have made, use, offer for sale, sell, distribute, import or otherwise practice or exploit the Target Products.

(f) No Infringement by Target. To the Knowledge of Target, the conduct of the Business, including the making, using, offering for sale, selling, otherwise distributing or importing of any Target Product, does not infringe, constitute contributory infringement, inducement to infringe, misappropriation or unlawful use of Proprietary Rights of any Person. No Person has asserted or threatened a claim, and neither to the Knowledge of Target are there any facts that would reasonably likely give rise to a claim nor has Target received any notification, that any Target Product (or the Target Proprietary Rights embodied in any Target Product) or the Business infringes, constitutes contributory infringement, inducement to infringe, misappropriation or unlawful use of Proprietary Rights of any Person. No Person has notified Target in writing that Target requires a license to any of such Person’s Proprietary Rights and Target has not received any unsolicited written offer to license (or any other written notice of) any Person’s Proprietary Rights. Target has not obtained any non-infringement, freedom to operate, clearance or invalidity opinions from counsel (inside or outside counsel) regarding the Business or any Target Product.

(g) Trade Secrets. Target has taken commercially reasonable and customary measures and precautions to protect and maintain the confidentiality of all material Trade Secrets in which Target has any right, title or interest. Target has not disclosed any material Trade Secrets in which Target has (or purports to have) any right, title or interest (or any tangible embodiment thereof) to any Person without having the recipient thereof execute a written agreement regarding the non-disclosure and non-use thereof. All use, disclosure or appropriation of any material Trade Secret not owned by Target has been pursuant to the terms of a written agreement between Target and the owner of such Trade Secret, or is otherwise lawful. Target has not received any notice from a third party that there has been an unauthorized use or disclosure of any material Target Trade Secrets.  No Person who has received any material Trade Secrets from Target has refused to provide to Target, after Target’s request therefor, a certificate of return or destruction of any documents or materials containing such Target Trade Secrets.

(h) Employee and Contractor Agreements.  All current and former employees, consultants and independent contractors of Target who were involved in, or who contributed to, the creation or development of any Proprietary Rights or any Target Product have executed and delivered to Target written agreements (containing no material exceptions to or exclusions related to Target Product) regarding the protection of proprietary information and the irrevocable assignment to Target of any Proprietary Rights arising from services performed by such Persons. To Target’s Knowledge, no current or former employee, consultant or independent contractor of Target is in violation of any term of any such agreement as it relates to protection of proprietary information and the irrevocable assignment of Proprietary Rights arising from services performed by such Persons.

(i) No Limits on Rights. Except as set forth on Schedule 3.11(i) of the Target Disclosure Schedules, the execution, delivery or performance of this Agreement and the other Transaction Documents or any ancillary agreement contemplated hereby or thereby, the consummation of the transactions contemplated hereby and thereby and the delivery or satisfaction of any closing deliverable or condition will not contravene, conflict with or result in any termination of or new or additional limitations on Acquiror’s right, title or interest in or to the Target Proprietary Rights acquired by Acquiror under this Agreement.

3.12 Interested Party Transactions. Except as set forth on Schedule 3.12 of the Target Disclosure Schedules, Target is not, and in the prior two year period ending on the Agreement Date has not been, indebted to any director, officer, employee or agent of Target (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such Person is, and in the prior two year period ending on the Agreement Date has been, indebted to Target.

3.13 Minute Books. The minute books of Target contain a materially complete and accurate summary of all meetings of directors and stockholders or actions by written consent since the time of incorporation of Target through the Agreement Date, and reflects all material transactions referred to in such minutes accurately in all material respects.

3.14 Material Contracts.

(a) All of the Material Contracts of Target (as defined in this Section 3.14 below) are listed in Schedule 3.14 of the Target Disclosure Schedule and a true, correct and complete copy of each such Material Contract has been delivered to Acquiror. With respect to each Material Contract: (i) the Material Contract is legal, valid, binding and enforceable and in full force and effect with respect to Target, and, to Target’s Knowledge, is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, in either case subject to the Bankruptcy Exception; (ii) subject to obtaining any Required Contract Consents (as defined below), the Material Contract will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Effective Time in accordance with its terms as in effect prior to the Effective Time, subject to the Bankruptcy Exception; and (iii) neither Target nor, to Target’s Knowledge, any other party is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default by Target or, to Target’s Knowledge, by any such other party, or permit termination, modification or acceleration, under such Material Contract. Target is not a party to any oral contract, oral agreement or other oral legally binding arrangement. “Material Contract” means any contract, agreement or commitment to which Target is a party, other than with its lawyers or accountants (i) with receipts or expenditures reasonably expected to exceed $10,000 in any twelve month period; (ii) required to be listed pursuant to Section 3.14; (iii) requiring Target to indemnify any Person other than indemnification provisions contained in standard sales agreements or agreements with customers or end users arising in the ordinary course of the Business; (iv) granting any exclusive rights to any party; (v) evidencing indebtedness for borrowed or loaned money of $10,000 or more, including guarantees of such indebtedness; or (vi) that could reasonably be expected to have a Material Adverse Effect on Target if breached by Target in such a manner as would (A) permit any other party to cancel or terminate the same (with or without notice or passage of time); (B) provide a reasonable basis for any other party to claim monetary damages (either individually or in the aggregate with all other such claims under that contract) from Target in excess of $10,000; or (C) give rise to a right of acceleration of any material obligation or loss of any material benefit under such Material Contract.

(b) Except for the consents set forth in Schedule 3.14(b) of the Target Disclosure Schedule (the “Required Contract Consents”), no prior consent of any party to a Material Contract is required for the consummation by Target of the transactions contemplated hereby to be in compliance with the provisions of such Material Contract or to avoid the termination of, the loss of any right under or the incurrence of any obligation under, such Material Contract.

3.15 Compliance with Laws. Target has complied in all material respects with all Laws applicable to it, including the rules and regulations of the FDA or any other Governmental Authority, and is not in material violation of, and has not received any written notices of violation with respect to such Laws.

3.16 Litigation. Except as set forth on Schedule 3.16 the Target Disclosure Schedule: (a) there is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any Governmental Authority, foreign or domestic, or, to the Knowledge of Target, threatened against Target or any of its properties or any of its officers or directors (in their capacities as such); (b) there is no proceeding pending or, to Target’s Knowledge, threatened, nor has any claim or demand been made to Target that challenges (i) the right, title or interest of Target in, to or under the Proprietary Rights in which Target has (or purports to have) any right, title or interest or (ii) alleges infringement, contributory infringement, inducement to infringe, misappropriation or unlawful use by Target of Proprietary Rights of any other third party; and (c) there is no judgment, decree or order against Target or, to Target’s Knowledge, any of its directors or officers (in their capacities as such), that (i) restricts in any manner the use, transfer or licensing of any Proprietary Rights in which Target has (or purports to have) any right, title or interest, (ii) could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or (iii) that could reasonably be expected to have a Material Adverse Effect.

3.17 Business Activity Restriction. There is no agreement, judgment, injunction, order, decree or other instrument binding upon Target that has or could reasonably be expected to have the effect of prohibiting or impairing the Business or any current business practice of Target, any acquisition of property by Target or the conduct of business by Target as currently conducted by Target.

3.18 Employee Matters.

(a) There are no proceedings pending or, to Target’s Knowledge, reasonably expected or threatened, between Target, on the one hand, and any employee or person claiming the status of a current or former employee, on the other hand. There are no claims pending, or, to Target’s Knowledge, reasonably expected or threatened, against Target under any workers’ compensation or long-term disability plan or policy. Target has no material unsatisfied obligations relating to employees, former employees, or qualified beneficiaries pursuant to any federal or state law governing health care coverage extension or continuation. Neither Target nor any ERISA Affiliate has direct or indirect liability with respect to any misclassification of any Person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

(b) To the Knowledge of Target, no Target Stockholder, director, officer or consultant of Target is obligated under any contract or agreement, subject to any judgment, decree, or order of any court or administrative agency that would interfere with such Person’s efforts to promote the interests of Target or that would interfere with the Business of Target. Neither the execution nor delivery of this Agreement, nor the carrying on of the Business of Target nor any activity of any officers, directors or consultants of Target in connection with the carrying on of the Business of Target will, to the Knowledge of Target, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract or agreement under which any of such officers, directors or consultants is now bound.

3.19 Employee Benefits.

(a) Neither Target nor any other Person under common control with Target or any of its subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder (collectively an “ERISA Affiliate”) maintains, sponsors, participates in, or contributes to, any “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or any other plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related options or awards, pension, retirement benefits, profit-sharing, savings, disability benefits, medical insurance, dental insurance, health insurance, life insurance, death benefit, other insurance, welfare benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, which is maintained, contributed to, or required to be contributed to, by Target, any of its subsidiaries or any ERISA Affiliate for the benefit of any current or former employee, director or consultant (whether domestic or international) (collectively, the “Target Employee Plans”). Neither Target nor any of its subsidiaries has made any plan or commitment to establish any Target Employee Plan.

(b) Target is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no action, suits, claims or administrative matters pending, or to Target’s Knowledge threatened, or reasonably anticipated, against Target or any of their employees relating to any employee or Target Employee Plan.

3.20 Affiliate Transactions. Except as set forth on Schedule 3.20 of the Target Disclosure Schedule, no Affiliate of Target nor any stockholder, officer, director, partner, member, consultant or employee of any thereof, is at the Agreement Date a party to any transaction with Target, including any contract or arrangement providing for the furnishing of services to or by, providing for rental of Real Property or Tangible Personal Property (including Target Proprietary Rights) to or from, or otherwise requiring payments to or from Target, or any Affiliate thereof.

3.21 Brokers’ and Finders’ Fee. Except as set forth on Schedule 3.21 of the Target Disclosure Schedule, no brokers, finders, investment bankers or consultants are entitled to brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with the Merger, this Agreement or any transaction contemplated hereby.

3.22 International Trade Matters. Target is, and at all times has been, in material compliance with and is not in material violation of any International Trade Law (as defined below). “International Trade Law” shall mean U.S. statutes, laws and regulations applicable to international transactions, including, but not limited to, the Export Administration Act, the Export Administration Regulations, the Foreign Corrupt Practices Act, the Arms Export Control Act, the International Traffic in Arms Regulations, the International Emergency Economic Powers Act, the Trading with the Enemy Act, the U.S. Customs laws and regulations, the Foreign Asset Control Regulations, any Laws related to the import and export of commodities, software, and technology from and into the United States, and the payment of required duties and tariffs in connection with same, and any Laws or orders issued thereunder.

3.23 Taxes and Tax Returns.

(a) As used in this Agreement, the terms “Tax” and, collectively, “Taxes” mean any and all federal, state and local taxes of any country, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, stamp transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other Person with respect to such amounts (other than agreements and arrangements the primary subject of which is not Taxes) and including any liability for taxes of a predecessor entity;

(b) Target has prepared and timely filed all returns, estimates, information statements and reports required to be filed with any taxing authority (“Returns”) relating to any and all Taxes concerning or attributable to Target or its operations with respect to Taxes for any period ending on or before the Closing Date and such Returns are true and correct in all materials respects and have been completed in accordance with applicable law. All Taxes due and owing (whether or not shown on any Return) have been paid when due;

(c) As of the Agreement Date, Target has, and as of the Closing Date Target will have, (i) timely withheld from its employees, independent contractors, customers, stockholders, and other Persons from whom it is required to withhold Taxes in compliance with all applicable law, (ii) timely paid all amounts so withheld to the appropriate Governmental Entity or taxing authority, and (iii) issued all required IRS Form 1099s for all vendors and contractors.

(d) During the period of all unexpired applicable statutes of limitations, Target has not been delinquent in the payment of any Tax. There is no unpaid Tax deficiency outstanding or assessed or proposed against Target that is not reflected as a liability on the Target Financial Statements, nor has Target executed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax, which agreement or waiver remains in effect;

(e) Target does not have any liabilities for unpaid Taxes that have not been accrued for or reserved on the Target Balance Sheet in accordance with GAAP;

(f) Target is not a party to any tax-sharing agreement or similar arrangement with any other party, and Target has not assumed any obligation to pay any Tax obligations of, or with respect to any transaction relating to, any other Person or agreed to indemnify any other Person with respect to any Tax (other than pursuant to agreements the primary subject of which is not Taxes);

(g) Target’s Returns have never been audited by a government or taxing authority, nor is any such audit in process or pending, and Target has not been notified in writing by any government or taxing authority of any request for such an audit or other examination;

(h) Target has never been a member of an affiliated group of corporations filing a consolidated federal income tax return;

(i) Target has made available to Acquiror copies of all material Returns filed for the fiscal year prior to the Agreement Date;

(j) Target has never been a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code;

(k) Target has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the Agreement Date or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Closing;

(l) Target has not agreed to make, nor is required to make, any adjustment under Section 481 of the Code or corresponding provision of state, local or foreign law by reason of any change in accounting method;

(m) Target has complied with applicable information reporting and record maintenance requirements of Sections 6038, 6038A and 6038B of the Code and the regulations thereunder;

(n) There are (and immediately following the Closing there will be) no Liens or encumbrances on the assets of Target relating to or attributable to Taxes, other than Liens for Taxes not yet due and payable or Liens for Taxes being contested in good faith by appropriate proceedings;

(o) Target has neither requested nor received any private letter ruling from the Internal Revenue Service or comparable rulings from any other government or taxing agency (domestic or foreign);

(p) No power of attorney with respect to Taxes has been granted with respect to Target;

(q) Target has no Knowledge of a claim addressed to Target by a taxing authority (domestic or foreign) in a jurisdiction where Target does not file Returns to the effect that Target may be subject to Tax by that jurisdiction;

(r) Target will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) “closing agreement” as described  in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (ii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount received on or prior to the Closing Date; and

(s) Notwithstanding anything in this Agreement and/or in this Section 3.23 to the contrary, neither Target nor Stockholder Representative makes any representation or warranty regarding the extent to which any of the tax attributes (including net operating loss carryforwards and general business credits) of Target are or may be limited by Section 382 or 383 of the Code (or any comparable provisions of any applicable state or local tax laws) for any period ending on or prior to the Closing Date, or regarding the ability of Acquiror, Merger Sub or any other Person to utilize such tax attributes in any period beginning on or after the Closing Date. Neither Target nor Stockholder Representative (nor any other person or entity) has made any determination as to whether or to what extent Target has undergone an ownership change within the meaning of Section 382(g) of the Code (or comparable provisions of any applicable state or local tax laws) and, therefore, the Target may have undergone one or more such ownership changes. Notwithstanding any other provision in this Agreement to the contrary, the Target did not provide any information on its Returns with respect to Section 382 matters and to the extent such an ownership change occurred, the Target did not meet the reporting requirements of Treasury Regulation Section 1.382-11(a) (or comparable provisions of any applicable state or local tax laws or regulations).

3.24 Governmental Authorization.

(a) Target has all material permits, licenses, certificates, franchises, permissions, variances, clearances, registrations, designations, qualifications or authorizations  issued,  granted,  given  or  otherwise  made  available  by  or  under  the authority of any Governmental Authorities or pursuant to any Laws (collectively, “Authorizations”) required for the Business as now conducted, and such Authorizations are in full force and effect. All regulatory filings made with respect to Target Products have been accurate and complete in all material respects and have complied in all material respects with all applicable Laws. Target has provided to Acquiror copies of all regulatory filings and all material communications related to the Target Product with the FDA and any other Governmental Authority.

(b) Target has made available to Acquiror in an accurate and complete manner, each state or foreign regulatory filing, including all related supplements, amendments and annual reports related to Target Products.

(c) Target has not conducted any clinical trials regarding any Target Products.

(d) Any non-clinical laboratory testing pertaining to the Target Product by Target and to the knowledge of Target, any prior developer of Target Product or conducted by Persons under contract with Target or any prior developer, was not required to comply with the Good Laboratory Practice requirements of 21 C.F.R. Part 58.

(e) Neither Target nor to the Knowledge of Target, any prior developer of the Target Product has used the services of any Person debarred under the provisions of 21 U.S.C. Section 335a(a) or (b) or any similar applicable Law. To Target’s Knowledge, no licensed professional or other individual who provided or provides services in connection with any clinical investigation related to Target Products or the operation of the facilities used in the development of Target Products has been or is currently in violation of any Laws or any order from any Governmental Authority relating to service provided to the Business, the violation of which would cause a Material Adverse Effect on Target. Neither Target nor any Representative of Target nor, the Target’s Knowledge, any prior developer of Target Product has ever been convicted of any crime or engaged in any conduct for which debarment is mandated or authorized under 21 U.S.C. Section 335a(a) or (b).

3.25 Environmental. Except as would not be reasonably likely to result in a Material Adverse Effect of Target: (a) Target is in material compliance with applicable legal requirements with respect to environmental laws, rules, regulations and ordinances; and (b) Target has not transported, stored, used, manufactured, disposed of, released, removed  or  exposed any Person to Hazardous Materials in violation of any legal requirement or manufactured any product containing a Hazardous Material in violation of any legal requirement, nor has Target received notification from any party that it has or is alleged to have any remediation obligation relating to any Hazardous Material. A “Hazardous Material” shall mean any substance that has been designated by any Governmental Authority or by any legal requirements to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including PCBs, asbestos, petroleum, toxic mold, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies.

3.26 Disclosure. No representation or warranty by Target in this Agreement and no statement contained in any certificate furnished to Acquiror pursuant to the provisions hereof contains any untrue statement of material fact or omits to state any material fact necessary in order to make the statements made herein or therein not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ACQUIROR, MERGER SUB ONE AND MERGER SUB TWO

Acquiror, Merger Sub One and Merger Sub Two represent and warrant to Target the following as of the Agreement Date and the Closing Date, except as specifically disclosed in a document of even date herewith and delivered by Acquiror to Target referring to the representations and warranties in this Agreement (the “Purchaser Disclosure Schedules”).  The Purchaser Disclosure Schedules will correspond to the numbered and lettered paragraphs contained in this Article IV, and the disclosure in any such specified schedule of the Purchaser Disclosure Schedules shall qualify any other subsection of this Article IV to the extent to which the relevance of such disclosure is reasonably apparent from the content of the disclosure set forth therein:

4.1 Organization and Qualification. Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority, and governmental approvals would not have, individually or in the aggregate, a material adverse effect on the ability of Acquiror to consummate the Merger. Each of Merger Sub One and Merger Sub Two is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  The copies of the articles of incorporation and bylaws of Acquiror, and the respective certificates of incorporation and bylaws of Merger Sub One and Merger Sub Two provided by Acquiror to Target, including any amendments to each of the foregoing, are true, complete and correct copies of such documents as in effect as of the date hereof, and shall be in effect on the Effective Date.

4.2 Authority Relative to this Agreement. Each of Acquiror, Merger Sub One and Merger Sub Two have all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder (including, subject to Stockholder Approval of the Merger to the extent required by applicable Law or stock exchange rule, the issuance of the Acquiror Common Stock described herein), and to consummate the Merger and the transactions contemplated by the other Transaction Documents. The execution and delivery of this Agreement and the other Transaction Documents by Acquiror and Merger Sub and the consummation by Acquiror, Merger Sub One and Merger Sub Two of the Merger and the Final Merger have been duly and validly authorized by all necessary corporate action on the part of Acquiror, Merger Sub One and Merger Sub Two, and no other corporate proceedings on the part of Acquiror, Merger Sub One and Merger Sub Two are necessary to authorize this Agreement or to consummate the Merger and the Final Merger. This Agreement and the other Transaction Documents have been or will be duly executed and delivered by Acquiror, Merger Sub One and Merger Sub Two and, assuming the due authorization, execution and delivery by the other Parties hereto and thereto, each such agreement constitutes a legal, valid and binding obligation of Acquiror, Merger Sub One and Merger Sub Two, enforceable against Acquiror, Merger Sub One and Merger Sub Two in accordance with its terms, subject to the Bankruptcy Exception.

      4.3No Conflict. The execution and delivery of this Agreement and the other Transaction Documents by Acquiror, Merger Sub One and Merger Sub Two do not, and the performance by Acquiror, Merger Sub One and Merger Sub Two of their obligations hereunder and thereunder and the consummation of the Merger and the Final Merger and the transactions contemplated by the other Transaction Documents will not: (a) conflict with or violate any provision of Acquiror’s, Merger Sub One’s or Merger Sub Two’s certificate of incorporation or bylaws, each as amended to date, or any resolutions  adopted  by  the  Board  of  Directors  of  Acquiror, Merger Sub One and  Merger  Sub Two;  (b) assuming that all filings and notifications described in Section 4.4 have been made, conflict with or violate any Laws or order applicable to Acquiror, Merger Sub One or Merger Sub Two or by which Acquiror, Merger Sub One or Merger Sub Two is bound or affected; or (c) except as would not cause a Material Adverse Effect, result in any breach of or constitute a default under (with the giving of notice or lapse of time or both), or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (except for a Permitted Lien) on the business or Assets of Acquiror, or pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation of Acquiror.

4.4 Required Filings and Consents. Except for any filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act and state securities or blue sky laws, the execution and delivery of this Agreement and the other Transaction Documents by Acquiror, Merger Sub One and Merger Sub Two do not, and the performance by Acquiror, Merger Sub One and Merger Sub Two of its obligations hereunder and thereunder and the consummation of the Merger and the transactions contemplated by the other Transaction Documents will not, require any consent, approval, authorization or permit of, or filing by Acquiror, Merger Sub One or Merger Sub Two with or notification by Acquiror, Merger Sub One or Merger Sub to, any Governmental Authority.

4.5 Capitalization of Acquiror and Merger Sub.

(a) As of the Agreement Date, the authorized capital stock of Acquiror consists of 150,000,000 shares of Acquiror Common Stock, par value $0.001, of which 26,912,263 shares are issued and outstanding. All outstanding shares of Acquiror Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any Liens other than any Liens created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the articles of organization or bylaws of Acquiror or any agreement to which Acquiror is a party or by which it is bound. All shares of outstanding Acquiror Common Stock and rights to acquire Acquiror Common Stock were issued in compliance with all applicable federal and state securities laws.

(b) Except as set forth in Schedule  4.5(b) of the Purchaser Disclosure Schedules: (i) none of the outstanding shares of Acquiror Common Stock are entitled or subject to any preemptive right, right of participation, right of maintenance or similar right; (ii) none of the outstanding shares of Acquiror Common Stock are subject to any right of repurchase or first refusal or similar right in favor of Acquiror or any third party; and (iii) there are no agreements or arrangements relating to the voting or registration of, or restricting any holder from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Acquiror Common Stock.

(c) As of the Agreement Date, the authorized capital stock of each of Merger Sub One and Merger Sub Two consists of one share of common stock, par value $0.0001 (collectively, “Merger Subs Common Stock”), all of which are, and at the Effective Time will be, issued and outstanding and held of record by Acquiror. Merger Sub One and Merger Sub Two have not authorized or issued any other capital stock. All outstanding shares of Merger Sub Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any Liens, and are not subject to preemptive rights or rights of first refusal created by statute, the certificate of incorporation or bylaws of Merger Sub One and Merger Sub Two.  Except for the rights created pursuant to this Agreement, there are, and at the Effective Time there will be, no options, warrants, restricted stock awards, calls, rights, commitments or agreements of any character to which Merger Sub One or Merger Sub Two is a party or by which it is bound, obligating Merger Sub to issue, deliver, sell, repurchase or redeem or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Merger Sub Common Stock or obligating Merger Sub One or Merger Sub Two to grant or enter into any such option, warrant, call, right, commitment or agreement. There are, and at the Effective Time there will be, no contracts, commitments or agreements relating to voting, purchase or sale of Merger Sub Common Stock. All shares of outstanding Merger Sub Common Stock and rights to acquire Merger Sub Common Stock were issued in compliance with all applicable federal and state securities laws.

(d) Acquiror owns all of the outstanding shares of capital stock of Merger Sub One and Merger Sub Two and all such shares are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights or encumbrances.  Merger Sub One Merger Sub Two were formed solely for the purpose of engaging in the transactions contemplated hereby and, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, and except for this Agreement and any other agreements or arrangements contemplated hereby or thereby, Merger Sub One Merger Sub Two have not incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

4.6 Issuance of Shares. Subject to the accuracy of any representations and warranties made by Target Stockholders at the time of such issuance, the issuance and delivery of any shares of Acquiror Common Stock pursuant to this Agreement is and shall be in compliance with applicable federal and state securities laws and such shares, when issued, shall be duly authorized, validly issued, fully paid and non-assessable and free and clear of all Liens and restrictions on transfer, other than those Liens or restrictions specifically set forth and imposed in this Agreement and the other Transaction Agreements.

4.7 No Finder. Neither Acquiror nor any Person acting on behalf of Acquiror has agreed to pay to any broker, finder, investment banker or any other Person, a brokerage, finder’s or other fee or commission in connection with this Agreement or any matter related hereto, nor has any broker, finder, investment banker or any other Person taken any action on which a claim for any such payment could be based.

4.8 SEC Documents; Financial Statements.

(a) The Acquiror Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is quoted on the Over the Counter Bulletin Board and Acquiror has taken no action designed to, or reasonably likely to have the effect of, terminating the registration of the Acquiror Common Stock under the Exchange Act or delisting the Acquiror Common Stock from the Over the Counter Bulletin Board, nor has Acquiror received any notification that the SEC or the Over the Counter Bulletin Board is contemplating terminating such registration or listing. Acquiror is in compliance with the listing or maintenance requirements of the Over the Counter Bulletin Board, except as would not reasonably be expected to result in the delisting of the Acquiror Common Stock from the Over the Counter Bulletin Board.

(b) Since the filing of Acquiror’s Registration Statement on Form 10-SB on December 20, 2007 (the “Acquiror Form 10”), Acquiror has timely filed all material reports, forms and documents that it was required to file with the SEC pursuant to the Exchange Act (such reports, forms and documents, together with the Acquiror Form 10, the “Acquiror Previous Filings”).  Acquiror shall immediately notify Target in writing of the filing of any additional forms, reports or documents with the SEC by Acquiror after the Agreement Date and prior to the Effective Time (together with the Acquiror Previous Filings, the “Acquiror SEC Reports”).  As of their respective filing dates (or if amended or superseded by a subsequent filing prior to the date of this Agreement, on the date of such amending or superseding filing), each of the Acquiror SEC Reports (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied as to form in all material respects with the Exchange Act and the applicable rules and regulations of the SEC promulgated thereunder.

(c) Acquiror has timely filed (or has been deemed to have timely filed pursuant to Rule 12b-25 under the Exchange Act) and made publicly available on the SEC’s EDGAR system, and Target may rely upon, all certifications and statements required by (A) Rule 13a-14 or Rule 15d-14 under the Exchange Act and (B) Section 906 of the Sarbanes Oxley Act of 2002 with respect to any documents filed with the SEC.  Since the most recent filing of such certifications and statements, there have been no significant changes in Acquiror’s internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act), or in other factors that could significantly affect its disclosure controls and procedures.

(d) The financial statements (including footnotes thereto) included in or incorporated by reference into the Acquiror SEC Reports (the “Acquiror Financial Statements”) were complete and correct in all material respects as of their respective filing dates, complied as to form in all material respects with the Exchange Act and the applicable accounting requirements, rules and regulations of the SEC promulgated thereunder as of their respective dates and have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as otherwise noted therein).  The Acquiror Financial Statements fairly present the financial condition of Acquiror as of the dates thereof and the results of operations, cash flows and stockholders’ equity of Parent for the periods referred to therein (subject, in the case of unaudited Acquiror Financial Statements, to normal recurring year-end adjustments).  There has been no change in Acquiror’s accounting policies except as described in the notes to the Acquiror Financial Statements.

4.9 Absence of Undisclosed Liabilities. Except as reflected in the unaudited balance sheet of Acquiror as of September 30, 2014 and included in Acquiror’s Quarterly Report on form 10-Q for the quarterly period ended on such date (the “Acquiror Latest Balance Sheet”), Acquiror has no SEC reportable material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) other than liabilities which have arisen after the date of the Acquiror Latest Balance Sheet in the ordinary course of business or liabilities to its directors, officers and employees.

4.10 Absence of Certain Changes. Except as disclosed in Acquiror SEC Reports, since the date of the Acquiror Latest Balance Sheet, Acquiror has conducted its business in the ordinary course consistent with past practice and there has not occurred (a) any change, event or condition (whether or not covered by insurance) that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect on Acquiror; (b) any Change of Control with respect to Acquiror or any acquisition, sale or transfer of any material asset of Acquiror other than in the ordinary course of business and consistent with past practice; (c) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Acquiror or any revaluation by Acquiror of any of its assets, except where such change would not have a Material Adverse Effect on Acquiror; (d) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Acquiror or any direct or indirect redemption, purchase or other acquisition by Acquiror of any of its shares of capital stock; (e) any amendment to the articles of incorporation or bylaws of Acquiror; (f) any event that would reasonably be expected to prevent or materially delay the performance of Acquiror’s obligations pursuant to this Agreement; or (g) any negotiation or agreement by Acquiror to do any of the things described in the preceding clauses (a) through (f) (other than negotiations with Target and its representatives regarding the transactions contemplated by this Agreement).

4.11 Taxes and Tax Returns.

(a) Acquiror has prepared and timely filed all Returns relating to any and all Taxes concerning or attributable to Acquiror or its operations with respect to Taxes for any period ending on or before the Closing Date and such Returns are true and correct in all materials respects and have been completed in accordance with applicable law. All Taxes due and owing (whether or not shown on any Return) have been paid when due;

(b) As of the Agreement Date, Acquiror has, and as of the Closing Date Acquiror will have, (i) timely withheld from its employees, independent contractors, customers, stockholders, and other Persons from whom it is required to withhold Taxes in compliance with all applicable law, (ii) timely paid all amounts so withheld to the appropriate Governmental Entity or taxing authority, and (iii) issued all required IRS Form 1099s for all vendors and contractors.

(c) During the period of all unexpired applicable statutes of limitations, Acquiror has not been delinquent in the payment of any Tax. There is no unpaid Tax deficiency outstanding or assessed or proposed against Target that is not reflected as a liability on the Acquiror Financial Statements, nor has Acquiror executed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax, which agreement or waiver remains in effect;

(d) Acquiror does not have any liabilities for unpaid Taxes that have not been accrued for or reserved on the balance sheet of the Acquiror in accordance with GAAP;

(e) Acquiror is not a party to any tax-sharing agreement or similar arrangement with any other party, and Acquiror has not assumed any obligation to pay any Tax obligations of, or with respect to any transaction relating to, any other Person or agreed to indemnify any other Person with respect to any Tax (other than pursuant to agreements the primary subject of which is not Taxes);

(f) Acquiror’s Returns have never been audited by a government or taxing authority, nor is any such audit in process or pending, and Acquiror has not been notified in writing by any government or taxing authority of any request for such an audit or other examination;

(g) Acquiror has never been a member of an affiliated group of corporations filing a consolidated federal income tax return;

(h) Acquiror has made available to Target copies of all material Returns filed for the fiscal year prior to the Agreement Date;

(i) Acquiror has never been a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code;

(j) Acquiror has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the Agreement Date or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Closing;

(k) Acquiror has not agreed to make, nor is required to make, any adjustment under Section 481 of the Code or corresponding provision of state, local or foreign law by reason of any change in accounting method;

(l) Acquiror has complied with applicable information reporting and record maintenance requirements of Sections 6038, 6038A and 6038B of the Code and the regulations thereunder;

(m) There are (and immediately following the Closing there will be) no Liens or encumbrances on the assets of Acquiror relating to or attributable to Taxes, other than Liens for Taxes not yet due and payable or Liens for Taxes being contested in good faith by appropriate proceedings;

(n) Acquiror has neither requested nor received any private letter ruling from the Internal Revenue Service or comparable rulings from any other government or taxing agency (domestic or foreign);

(o) No power of attorney with respect to Taxes has been granted with respect to Acquiror;

(p) Acquiror has no Knowledge of a claim addressed to Acquiror by a taxing authority (domestic or foreign) in a jurisdiction where Acquiror does not file Returns to the effect that Acquiror may be subject to Tax by that jurisdiction; and

(q) Acquiror will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) “closing agreement” as described  in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (ii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount received on or prior to the Closing Date.

4.12 Compliance with Laws. Acquiror has complied in all material respects with all Laws applicable to it, including the rules and regulations of the FDA or any other Governmental Authority, and is not in violation of, and has not received any written notices of violation with respect to such Laws, including any applicable licenses and permits for the export of any of Acquiror’s products and any approvals for the conduct of clinical research. Acquiror has all material Authorizations required to conduct its business as now conducted, and such Authorizations are in full force and effect.

4.13 Litigation. Except as set forth on Schedule 4.13 the Purchaser Disclosure Schedule: (a) there is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any Governmental Authority, foreign or domestic, or, to the Knowledge of Acquiror, threatened against Acquiror or any of its properties or any of its officers or directors (in their capacities as such); and (b) there is no judgment, decree or order against Acquiror or, to Acquiror’s Knowledge, any of its directors or officers (in their capacities as such), that (i) could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or (ii) that could reasonably be expected to have a Material Adverse Effect.

4.14 Tax Free Reorganization.  Neither Acquiror nor, to Acquiror’s Knowledge, any of its Affiliates has taken or agreed to take any action that would prevent the Merger and the Final Merger from qualifying as a reorganization under 368(a) of the Code.

4.15 Investment Company.  Neither Acquiror, nor Merger Sub One nor Merger Sub Two is as of the Agreement Date, nor at the Effective Time will be, an “investment company,” a company controlled by an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

4.16 International Trade Matters. Acquiror is, and at all times has been, in material compliance with and is not in material violation of any International Trade Law.

4.17 No Integrated Offering.  Neither Acquiror nor any Affiliates of Acquiror, nor any Person acting on the behalf of any of the foregoing, has, directly or indirectly, made any offers or sales of any security or solicited any offers to purchase any security, under circumstances that would require registration of any of the shares of Acquiror Common Stock issuable pursuant to and by virtue of the Merger under the Securities Act or cause such offering of Acquiror Common Stock to be integrated with prior offerings by Acquiror for purposes of the Securities Act or any applicable shareholder approval requirements of any authority.

4.18 Application of Takeover Provisions.  Acquiror and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, or other similar takeover, anti-takeover, moratorium, fair price, interested shareholder or similar provision under the articles of incorporation of Acquiror or the laws of the State of Nevada with respect to the transactions contemplated hereby, including the Merger and Acquiror’s issuance of shares of Acquiror Common Stock to the stockholders of Target.  Acquiror has never adopted any shareholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Acquiror Common Stock or a change in control of Acquiror.

4.19 No Vote Required.  No vote of holders of any class or series of Acquiror’s capital stock is necessary to approve the Merger.

4.20 Disclosure.  No representation or warranty made by Acquiror, Merger Sub One or Merger Sub Two in this Agreement and no statement contained in any certificate furnished to Target pursuant to the provisions hereof contains any untrue statement of material fact or omits to state any material fact necessary in order to make the statements made herein or therein not misleading.

ARTICLE V

CLOSING CONDITIONS

5.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each Party to this Agreement to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

(a) Stockholder Approval. This Agreement and the Merger shall be approved by the Target Stockholders by the requisite vote under Delaware Law, Target’s Certificate of Incorporation and any agreement between the Target and the Target Stockholders.

(b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger and the Final Merger shall be and remain in effect, nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger and the Final Merger, which makes the consummation of the Merger or the Final Merger illegal.

(c) Governmental Approval.  Acquiror, Target, Merger Sub One and Merger Sub Two shall have timely obtained from each applicable Governmental Authority, if required, all approvals, waivers and consents necessary for consummation of or in connection with the Merger and the Final Merger and the several transactions contemplated hereby.

5.2 Conditions to Obligations of Target. The obligation of Target to consummate and effect the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by Target:

(a) Representations, Warranties and Covenants. The representations and warranties of Acquiror, Merger Sub One and Merger Sub Two in this Agreement shall be true and correct in all material respects, on and as of the Agreement Date and on and as of the Closing, as though such representations and warranties were made on and as of such time (except for such representations and warranties that speak specifically as of the Agreement Date or as of another date, which shall be true and correct as of such date).

(b) Performance of Obligations. Acquiror, Merger Sub One and Merger Sub Two shall have performed  and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them prior to or at the Closing.

(c) Certificate of Officer. Target shall have received a certificate executed on behalf of Acquiror, Merger Sub One and Merger Sub Two by an officer of Acquiror, Merger Sub One and Merger Sub Two, respectively, certifying that the conditions set forth in Sections 5.2(a) and 5.2(b) have been satisfied.

(d) Escrow Agreement. The Escrow Agent and Acquiror shall have executed and delivered the Escrow Agreement.

(e) Registration and Restriction Agreement. Acquiror and Target Stockholders shall have executed and delivered the Registration and Restriction Agreement.

(f) Voting Agreement.  Acquiror shall have executed and delivered the Voting Agreement.

(g) Other Documents.  Acquiror, Merger Sub One and Merger Sub Two shall have delivered to Target such other documents as are required to be delivered by Acquiror to Target pursuant to this Agreement.

(h) Secretary’s Certificate. Each of Acquiror, Merger Sub One and Merger Sub Two shall have delivered to Target a certificate of the Secretary of Acquiror, Merger Sub One or Merger Sub Two, as applicable, certifying that attached or appended to such certificate: (i) is a true and correct copy of the articles of incorporation or certificate of incorporation, as applicable and bylaws, and all amendments thereto; (ii) is a true copy of all corporate actions taken by it, including unanimous written resolutions of its Board of Directors and all other parties as required by Acquiror’s articles of incorporation, or , Merger Sub One’s or Merger Sub Two’s certificate of incorporation, as applicable, authorizing the consummation of the Merger and the Final Merger and the execution, delivery and performance of this Agreement and each of the Transaction Documents to be delivered by Target pursuant hereto; and (iii) the names and signatures of its duly elected or appointed officers who are authorized to execute and deliver this Agreement, the Transaction Documents to which Acquiror, Merger Sub One or Merger Sub Two is a party and any certificate, document or other instrument in connection herewith.

(i) Certificates of Good Standing.  Acquiror shall have delivered to Target a certificate of good standing from the Nevada Secretary of State, dated as of a date not more than seven (7) days prior to Closing Date, certifying that Acquiror is in good standing in the State of Nevada.

5.3 Conditions to the Obligations of Acquiror and Merger Sub. The obligations of Acquiror, Merger Sub One and Merger Sub Two to consummate and effect the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by Acquiror:

(a) Representations, Warranties and Covenants. The representations and warranties of Target in this Agreement shall be true and correct in all material respects, on and as of the Agreement Date and on and as of the Closing as though such representations and warranties were made on and as of such time (except for such representations and warranties that speak specifically as of the Agreement Date or as of another date, which shall be true and correct as of such date).

(b) Performance of Obligations. Target shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it prior to or at the Closing.

(c) Certificate of Officer. Acquiror shall have received a certificate executed on behalf of Target, by the an officer of Target certifying that the conditions set forth in Sections 5.3(a) and 5.3(b) have been satisfied.

(d) Escrow Agreement. The Escrow Agent, Target and the Stockholder Representative shall have executed and delivered the Escrow Agreement.

(e) Registration and Restriction Agreement. Acquiror and Target Stockholders shall have executed and delivered the Registration and Restriction Agreement.

(f) Voting Agreement.  Holdings shall have executed and delivered the Voting Agreement.

(g) Consents Obtained. All consents and approvals of any Person necessary to the consummation of the Closing and the Merger, including the Required Contract Consents set forth on Schedule 3.14(b) of the Target Disclosure Schedules shall have been obtained, and a copy of each such consent or approval shall have been provided to Acquiror.

(h) FIRPTA Documents. Target shall have delivered to Acquiror (i) a statement (in such form as may be reasonably requested by counsel to Acquiror) conforming to the requirements of Section 1.897 - 2(h)(1)(i) of the United States Treasury Regulations, and (ii) the notification to the Internal Revenue Service required under Section 1.897 — 2(h)(2) of the United States Treasury Regulations.

(i) Payment Schedule. Acquiror shall have received the Payment Schedule.

(j) Resignation Letters. Target shall have delivered to Acquiror written resignations of all officers and directors of Target effective as of the Effective Time.

(k) Secretary’s Certificate. Target shall have delivered to the Acquiror a certificate of the Secretary of Target certifying that attached or appended to such certificate: (i) is a true and correct copy of the Certificate of Incorporation and Bylaws, and all amendments thereto; (ii) is a true copy of all corporate actions taken by it, including unanimous written resolutions of its Board of Directors and all other parties as required by Target’s Certificate of Incorporation, authorizing the consummation of the Merger and the execution, delivery and performance of this Agreement and each of the Transaction Documents to be delivered by Target pursuant hereto; (iii) is a true copy of all resolutions of Target Stockholders authorizing the consummation of the Merger and the execution, delivery and performance of this Agreement and each of the Transaction Documents to be delivered by Target pursuant hereto and (iv) the names and signatures of its duly elected or appointed officers who are authorized to execute and deliver this Agreement, the Transaction Documents to which Target is a party and any certificate, document or other instrument in connection herewith.

(l) Certificates of Good Standing.  Target and Holdings shall have delivered to Acquiror certificates of good standing from the Delaware and Massachusetts Secretaries of State, dated as of a date not more than seven (7) days prior to Closing Date, certifying that Target is in good standing in the State of Delaware and in The Commonwealth of Massachusetts.

(m) Other Documents.  Target shall have delivered to Acquiror such other documents as are required to be delivered by Target to Acquiror pursuant to this Agreement.

ARTICLE VI

COVENANTS

6.1 Information Statement and Transmittal Letter.

(a) Target has prepared at its sole cost with the cooperation of Acquiror, an information statement in a form approved by Aqcuiror (the “Information Statement”), which includes the form of a Transmittal Letter (the “Transmittal Letter”), for delivery to the Target Stockholders, describing this Agreement, the Certificate of Merger, the transactions contemplated hereby and thereby.

(b) Acquiror covenants and agrees to provide promptly to Target such information concerning its business and financial statements and affairs as, in the reasonable judgment of Target or its counsel, may be required or appropriate for inclusion in the Information Statement or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with Target’s counsel and auditors in the preparation of the Information Statement or any amendments or supplements thereto. Anything to the contrary contained herein notwithstanding, Target shall not include in the Information Statement any non-public information with respect to Acquiror unless the form and content of which information shall have been approved by Acquiror prior to such inclusion.

(c) Target shall be solely liable for (i) all the contents, information and the statements made in the Information Statement, except for that content, information and statements made by or attributable to Acquiror, and for (ii) the form of the Information Statement and the Transmittal Letter and their compliance with all rules, regulations and Laws except for any Laws applicable to the sale and issuance of Merger Consideration by Acquiror.

6.2 Confidentiality. The parties acknowledge that Acquiror (or one of its Affiliates) and Target have previously executed a nondisclosure agreement dated as of August 15, 2014, as amended (the “Confidentiality Agreement”), which Confidentiality Agreement is hereby incorporated herein by reference and shall continue in full force and effect in accordance with its terms, as if such Confidentiality Agreement were entered into directly by each of the parties hereto.

6.3 Public Disclosure. Unless otherwise permitted by this Agreement, Acquiror and Target shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by Laws or by obligations pursuant to any listing agreement with any national securities exchange.

6.4 Further Assurances. Acquiror and Target shall use all reasonable efforts to take, or cause to be taken, all actions necessary to effectuate the Merger and make effective the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, but subject to Section 6.6 each Party to this Agreement shall: (i) make any filings and give any notices required to be made and given by such Party in connection with the Merger and the other transactions contemplated by this Agreement; (ii) use all reasonable efforts to obtain any consent required to be obtained (pursuant to any applicable legal requirement or contract, or otherwise) by such Party in connection with the Merger or any of the other transactions contemplated by this Agreement; and (iii) use all reasonable efforts to lift any restraint, injunction or other legal bar to the Merger. Each Party shall promptly deliver to the other a copy of each such filing made, each such notice given and each such consent obtained by such Party during the period prior to the Effective Time. Each Party, at the reasonable request of the other Parties, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

6.5 Expenses. Each of the Parties shall bear its own expenses incurred in connection with the preparation, execution and performance of this Agreement, the other Transaction Documents, the Information Statement and the Merger, including all fees and expenses of its Representatives.

6.6 Tax Matters.

(a) Acquiror shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Target for all Tax periods (or portions thereof) ending on or before the Closing Date that are due to be filed after the Closing Date.  All Tax Returns to be prepared pursuant to this Section 6.6(a) shall be prepared in a manner consistent with past practice.  The Acquiror shall provide to Holdings for its review and approval a copy of such Tax Returns described in this Section 6.6(a) at least thirty (30) days prior to the due date of such Tax Return (including extensions), such approval not to be unreasonably withheld, conditioned or delayed.  If Holdings does not provide Acquiror with a written description of the items in the Tax Returns that it intends to dispute within ten days (10) days following the delivery to it of such documents, it shall be deemed to have accepted and approved such documents in the form provided and shall sign such Tax Returns.  Acquiror and Holdings agree to consult with each other and to resolve in good faith any timely-raised issue arising as a result of the review of such Tax Returns to permit the filing of such Tax Returns as promptly as possible.  In the event the parties are unable to resolve any dispute within ten (10) days following the delivery of written notice by Holdings of such dispute, Holdings and Acquiror shall jointly request an Independent Accountant (as defined in Section 7.5(f) below) to resolve any issue in dispute before the due date of such Tax Return, in order that such Tax Return may be timely filed.  The Independent Accountant shall make a determination with respect to any disputed issue.  Holdings and Acquiror shall each bear one-half of the Independent Accountant’s fees and expenses, and the determination of the Independent Accountant’s shall be binding on all parties.

(b) Notwithstanding anything in this Agreement to the contrary, neither Acquiror nor Target will, following the Closing, make any change, modification or amendment to any Return (other than a change, modification or amendment which is required to be made by applicable Laws) if such change, modification or amendment would result in any indemnity obligation under this Agreement, unless Acquiror and the Holdings each have consented in advance thereto in writing.   Acquiror shall not, without Holdings’ consent, file a Return for a taxable period (or portion thereof) ending on or before the Closing Date in a jurisdiction in which Target did not previously file Returns.

(c) The Parties shall provide each other with such assistance as may reasonably be requested by the others in connection with the preparation of any Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liabilities for Taxes. Such assistance shall include making employees available on a mutually convenient basis to provide additional information or explanation of material provided hereunder and shall include providing copies of relevant Returns and supporting material. The Parties will provide each other with any records or information that may be relevant to such preparation, audit, examination, proceeding or determination.

(d) Any Tax sharing or similar agreements with respect to or involving the Target shall be terminated as of the Closing Date and, after the Closing Date, neither Acquiror nor the Target shall be bound thereby or have any liability thereunder.

(e) If, subsequent to the Closing, any of Acquiror, Target or the Stockholder Representative receives notice of a Tax claim by any Governmental Authority that, if successful, might result in an indemnity payment hereunder (a “Tax Claim”), then within fifteen (15) Business Days after receipt of such notice, Acquiror, Target or the Stockholder Representative, as the case may be, shall give written notice of such Tax Claim to the other parties. The Stockholder Representative shall have the right to participate in, but not control, the conduct and resolution of any Tax Claim relating to a Pre-Closing Tax Period or a Straddle Period. Acquiror shall keep the Stockholder Representative informed of all developments on a timely basis with respect to any audit controlled by Acquiror relating to any Pre-Closing Tax Period or Straddle Period and will not resolve any related Tax Claim which may give rise to any indemnity obligation under this Agreement unless the Stockholder Representative has consented in advance thereto in writing, which consent shall not be unreasonably withheld or delayed. Each Party shall bear its own costs incurred in participating in any proceeding relating to any Tax Claim.

(f) Following the Closing Date, Acquiror will use commercially reasonable efforts to continue at least one significant historic business line of Target, or use at least a significant portion of Target’s historic business assets in a business, in each case within the meaning of Section 1.368-1(d) of the Treasury Regulations promulgated under the Code. It is acknowledged and agreed that, the Merger together with the Final Merger shall be reported and treated by the parties to this Agreement as a “reorganization” within the meaning of Section 368(a) of the Code (and any comparable provisions of applicable state or local tax laws) and each of the parties shall use commercially reasonable efforts to cause the Merger together with the Final Merger to meet the applicable requirements of a “reorganization” within the meaning of Section 368(a) of the Code.

6.7 Director and Officer Liability and Indemnification.

(a) Acquiror agrees that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former consultants, directors or officers of Target as provided in the Target’s Certificate of Incorporation and Bylaws, or in any agreement between Target and any such consultant, director or officer, immediately prior to the Effective Date, and each of the foregoing who served as a director or officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of Target, in and to the extent of their capacities as such and not as stockholders of Target or otherwise (each, together with such person’s heirs, executors or administrators, a “Director/Officer Indemnified Party”), as the case may be, shall survive the Merger and shall continue in full force and effect following the Merger. Acquiror shall, and shall cause the Surviving Corporation to, carry out the obligations of this Section 6.7.  Acquiror shall be jointly and severally liable with the Surviving Corporation for indemnifying each Director/Officer Indemnified Party.

(b) The rights of each Director/Officer Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Director/Officer Indemnified Party may have under Target’s Certificate of Incorporation or Bylaws, any indemnification agreement or Delaware Law. The provisions of this Section 6.7 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each Director/Officer Indemnified Party (and any other individuals entitled to indemnification or similar rights under Section 6.7(a)).

(c) In the event the Acquiror, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of the Acquiror or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.7.

6.8 Use of Novalere Website.  Acquiror covenants and agrees that immediately upon the Closing and for a period of three (3) months thereafter (the “Website Usage Period”), Acquiror shall use the web domain www.novalere.com (the “Novalere Website”) solely for the purpose of redirecting traffic from users entering the Novalere Website to the web domain www.innovuspharma.com.  Acquiror further covenants and agrees that it shall not use the Novalere Website for any purpose following the Website Usage Period.

6.9 Survival of Additional Covenants. The covenants and obligations set forth in this Article VI shall survive the Closing.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Section 7.1(a) through Section 7.1(c), by written notice by the terminating party to the other Parties):

(a) by the mutual written consent of Acquiror and Target;

(b) by either Acquiror or Target if the Merger shall not have been consummated by [February 28, 2014]; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

(c) by either Acquiror or Target if a court of competent jurisdiction or other Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, unless the Party relying on such order, decree or ruling or other action has not complied in all material respects with its obligations under this Agreement; or

(d) by Acquiror or Target, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other Party set forth in this Agreement, which breach (i) causes the conditions set forth in Section 8.2(b) (in the case of termination by Acquiror) or Section 8.2(c) (in the case of termination by Target) not to be satisfied and (ii) shall not have been cured within ten (10) Business Days following receipt by the breaching Party of written notice of such breach from the other Party.

7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, there shall be no liability or obligation on the part of Acquiror, Merger Sub,  or Target or their respective officers, directors, or stockholders, except to the extent that such termination results from the willful breach by a Party of any of its representations, warranties or covenants set forth in this Agreement; provided, however, that the provisions of Sections 6.2, 6.3, 6.6 and Article X shall remain in full force and effect and survive any termination of this Agreement.

7.3 Amendment. Subject to the provisions of applicable legal requirements, prior to the Effective Time, the Parties hereto may amend this Agreement only by authorized action at any time before or after the adoption of this Agreement by the Target Stockholders pursuant to an instrument in writing signed on behalf of each of the Parties hereto (provided that after such adoption of this Agreement by the Target Stockholders, no amendment shall be made which by Law requires further approval by the Target Stockholders without such further stockholder approval). To the extent permitted by applicable legal requirements, from and after the Effective Time, Acquiror and the Stockholder Representative may cause this Agreement to be amended only by execution of an instrument in writing signed on behalf of Acquiror and the Stockholder Representative.

7.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party.

ARTICLE VIII

SURVIVAL; INDEMNIFICATION

8.1 Escrow Fund.

(a) Escrow Fund.

(i) At the time Acquiror issues and delivers the Closing Consideration Shares Holdings, Acquiror shall deposit, in accordance with the Escrow Agreement, the Closing Escrow Shares with the Escrow Agent as security for the indemnification obligations of Target under Section 8.2.

(ii) If Acquiror issues to the Target Stockholders the ANDA Consideration Shares prior to the Release Date, at the time of the issuance and delivery of the ANDA Consideration Shares to Holdings, Acquiror shall deposit, in accordance with the Escrow Agreement, the ANDA Escrow Shares with the Escrow Agent as security for the indemnification obligations of Target under Section 8.2.

(iii) The deposits referred to in Sections8.1(a)(i) and 8.1(a)(ii) constitute the “Escrow Fund” and shall be governed by the terms and conditions set forth in this Agreement and in the Escrow Agreement.  The Closing Escrow Shares and the ANDA Escrow Shares shall be collectively referred to herein as the “Escrow Shares.”  All costs and expenses of the Escrow Agent and the Escrow Fund shall be paid by 50% by Acquiror and 50% by the Stockholder Representative.

(b) Release From Escrow.

(i) On the 18-month anniversary of the Closing Date (the “Release Date”), the Escrow Agent shall release from the Escrow Fund to Holdings, in accordance with the terms and conditions of the Escrow Agreement, one hundred percent (100%) of the Escrow Shares (less any amounts that have previously been used to satisfy any claim or claims for Damages on or prior to such date) not then subject to pending, or resolved but not yet paid, claims for indemnification by an Acquiror Indemnified Person.

(ii) Any portion of the Escrow Fund held after the Release Date shall be released to Holdings, or released to the relevant Acquiror Indemnified Person (as appropriate), promptly upon resolution of each specific indemnification claim involved.

8.2 Indemnification.

(a) Survival of Representations, Warranties and Covenants. All representations, warranties, covenants and agreements made by the Target or Acquiror herein, or in any certificate, schedule or exhibit delivered pursuant hereto, shall survive the execution and delivery of this Agreement and the Closing until the 18 month anniversary of the Closing; provided, that the representations and warranties set forth in Sections 3.1 and 4.1 (Organization and Qualification; Subsidiaries), Sections 3.2 and 4.2 (Authority Relative to this Agreement) and Sections 3.6 and 4.5 (Capital Structure), and covenants set forth in Section 6.1 (Information Statement) shall survive indefinitely, and the representations and warranties in Sections 3.21 and 4.7 (Brokers’ and Finders’ Fees) and Sections 3.23 and 4.11 (Taxes and Tax Returns) shall survive the Closing until the date upon which the applicable statute of limitations expires (and thereafter until resolved if a claim has been made prior to such expiration date).

(b) Indemnification by Target.  Subject to the limitations set forth in this Article VIII, from and after the Closing, Target shall indemnify and hold harmless Acquiror and the Surviving Corporation and their respective officers, directors, agents, Affiliates, attorneys, representatives and employees, and each Person, if any, who controls or may control Acquiror or the Surviving Corporation within the meaning of the Securities Act (individually an “Acquiror Indemnified Person” and collectively the “Acquiror Indemnified Persons”) from and against any and all losses, costs, damages, liabilities, Taxes and expenses, including, without limitation, costs and expenses arising from claims, demands, actions, causes of action, including, without limitation, reasonable legal fees and expenses (collectively, “Damages”), resulting from or arising out of:

(i) any misrepresentation or breach or nonfulfillment of, or default in connection with, any of the representations and warranties given or made by Target in this Agreement or the Target Disclosure Schedules;

(ii) any non-fulfillment or breach of any covenant or agreement made by Target in this Agreement;

(iii) the amount that the Surviving Corporation is required to pay to any Target Stockholder that exercises dissenters right under Delaware Law;

(iv) the Tax indemnification in accordance with Section 8.10.

(v) any claim relating to the Information Statement, except to the extent related to matters for which Acquiror is responsible as set forth in Sections 6.1(b) and 6.1(c).

(c) Indemnification by the Acquiror, Merger Sub and the Surviving Corporation.  Subject to the limitations set forth in this Article VIII, Acquiror, Merger Sub and Surviving Corporation shall jointly and severally indemnify and hold harmless the Target Stockholders and their respective agents, Affiliates, attorneys, representatives, employees, heirs, executors, successors and assigns and each Person, if any, who controls or may control a Target Stockholder within the meaning of the Securities Act (individually a “Target Indemnified Person” and collectively the “Target Indemnified Persons”) from and against any Damages resulting from or arising out of:

(i) any misrepresentation or breach or nonfulfillment of, or default in connection with, any of the representations and warranties given or made by Acquiror or Merger Sub in this Agreement or the Acquiror Disclosure Schedules;

(ii) any non-fulfillment or breach of any covenant or agreement made by Acquiror or Merger Sub in this Agreement and the non-fulfillment or breach of any covenant or agreement made by the Surviving Corporation in this Agreement that occurs after the Closing; and

(iii) any claim relating to the Information Statement, except to the extent related to matters for which Target is responsible as set forth in Section 6.1(c).

(d) No Limitation.  Nothing in this Agreement shall limit the liability in amount or otherwise of a Party to this Agreement with respect to intentional fraud by such Party.

(e) Threshold for Claims. No claim for Damages shall be made under this Article VIII unless the aggregate of Damages exceeds $50,000 (the “Deductible”) for which claims are made hereunder by either the Acquiror Indemnified Persons or Target Indemnified Persons as the case may be, in which case the Acquiror Indemnified Persons or Target Indemnified Persons as the case may be shall be entitled to seek compensation for Damages with respect to only the amount of Damages in excess of the Deductible; provided, that the Deductible shall not apply with respect to any Damages arising from, or directly or indirectly related to (i) any inaccuracy in the Payment Schedule, or (ii) intentional fraud.

(f) Indemnification Out of Escrow Fund Only.  Any indemnification obligations of Target to any Acquiror Indemnified Person pursuant to this Agreement or otherwise, shall be satisfied out and from the Escrow Fund only (the “Escrow Cap”); provided, however, that the Escrow Cap shall not apply to any Damages based upon or resulting from intentional fraud of Target, and provided further that the Acquiror may deduct from the Earn-Out Consideration the amount required to satisfy the Target indemnification obligation pursuant to Section 8.2(b)(iii)(payment to dissenting Target Stockholders).

(g) Cap on Indemnification by Acquiror, Merger Sub and the Surviving Corporation. Acquiror, Merger Sub and the Surviving Corporation shall be liable for claims for Damages made under Section 8.2(c) only in an amount not to exceed the Merger Consideration; provided, however, that this cap on Indemnification shall not apply to any Damages based upon or resulting from intentional fraud of the Acquiror, Merger Sub or the Surviving Corporation.

8.3 Claims Upon Escrow Fund.

(a) Any claims by Acquiror for indemnification from the Escrow Fund must be submitted to the Stockholder Representative and the Escrow Agent not later than 5:00 p.m. (Eastern time) on the Release Date.  Any such claim shall be in the form of a written certificate executed by an authorized officer of Acquiror (an “Officer’s Certificate”), state that Damages exist with respect to the indemnification obligations of the Target set forth in Section 8.2(b), and specify in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid, or properly accrued or arose, and the nature of the misrepresentation, breach of warranty, covenant or claim to which such item is related.

(b) For purposes of indemnification by Target hereunder, the value of any shares of Acquiror Common Stock constituting the Escrow Fund shall be the average of the closing prices of Acquiror Common Stock during the seven (7) consecutive trading days immediately prior to the date on which the indemnification claim is paid.

8.4 Objections to Claims.

(a) For a period of forty five (45) days from and after delivery of any Officer’s Certificate to the Stockholder Representative, Acquiror shall take no action regarding the portion of the Escrow Fund equal to the amount of Damages set forth in the Officer’s Certificate unless Acquiror shall have received written authorization from the Stockholder Representative to retain a portion of the Escrow Fund. After the expiration of such forty five (45) day period, Acquiror shall retain the applicable portion of the Escrow Fund in accordance with Section 8.3 hereof and the Target Stockholders shall no longer be entitled to receive such amount hereunder, provided that no such retention may be made if the Stockholder Representative shall object in a written statement to the claim made in the Officer’s Certificate, and such statement shall have been delivered to Acquiror and the Escrow Agent prior to the expiration of such forty five (45) day period.

(b) In case the Stockholder Representative shall so object in writing to any claim or claims by Acquiror made in any Officer’s Certificate, the Stockholder Representative and Acquiror shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to each of remaining claims or disputes. If the Stockholder Representative and Acquiror should so agree, a memorandum setting forth such agreement shall be prepared and signed by Acquiror and the Stockholder Representative, and submitted to the Escrow Agent.  The Escrow Agent shall be entitled to rely on any such memorandum and shall retain the applicable portion of the Escrow Fund in accordance with the terms thereof and such amount shall no longer be payable to the Target Stockholders.

(c) Resolution of Conflicts. If no agreement can be reached after good faith negotiation between the parties pursuant to Section 8.4(b), either Acquiror or the Stockholder Representative may initiate arbitration pursuant to Section 10.6.  The decision of the arbitrator as to the validity and amount of any claim in such Officer’s Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Article VIII hereof, the parties shall be entitled to act in accordance with such decision.

8.5 Third-Party Claims. In the event Acquiror becomes aware of a third-party claim which Acquiror believes may result in a demand against the Escrow Fund, Acquiror shall promptly notify the Stockholder Representative of such claim, and the Stockholder Representative shall be entitled, at its expense, to control the defense of such claim. The Stockholder Representative shall have the right in its reasonable discretion to settle any such claim.  In the event that the Stockholder Representative has consented to any such settlement, the Stockholder Representative shall have no power or authority to object under Section 8.4 or any other provision of this Article VIII to the amount of any claim by Acquiror against the Escrow Fund for indemnity with respect to such settlement.

8.6 Exclusive Remedy.  The indemnification pursuant to this Article VIII shall be the sole and exclusive remedy of the Parties in connection with this Agreement, the transactions contemplated hereby, or any breach, claim or Damage hereunder.

8.7 Tax Effect of Indemnification Withholdings. All amounts retained by Acquiror from the Escrow Fund pursuant to this Agreement shall be treated for all Tax purposes as adjustments to the aggregate Merger Consideration.

8.8 Survival  of Indemnification Claims. The indemnification obligations set forth in this Article VIII shall survive the Closing.

8.9 Effect of Investigation. No Party shall have a right to indemnification based on breach of any representation, warranty, covenant or obligation of the other parties contained in or made pursuant to this Agreement, if the Party seeking indemnification had Knowledge with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation before the Closing.

8.10 Tax Indemnification. In addition to the indemnification obligations set forth in  Section 8.2 above, but subject to Section 8.29(d), the Target shall indemnify the Acquiror Indemnified Persons and hold them harmless from and against any Damages resulting from or arising out of (a) all Taxes (or the non- payment thereof) of the Target for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”); (b) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which Target (or any predecessor Target) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation, and (c) any and all Taxes of any Person (other than the Target) imposed on the Target as a transferee or successor, by contract or pursuant to any applicable law, which result from an event or transaction occurring before the Closing, except, in each case, to the extent of Taxes reflected as a liability on the Balance Sheet and except to the extent of any Taxes attributable to the breach by Acquiror (or any of its Affiliates) of Section 6.6. Target Stockholders shall reimburse Acquiror for any Taxes that are the responsibility of Target Stockholders within fifteen (15) Business Days after payment of such Taxes by Acquiror or the Target. The tax indemnification provided under this Section 8.10 shall survive until the date that is sixty (60) calendar days following the expiration of the applicable statute of limitations (and thereafter until resolved if a claim in respect thereto has been made prior to such date) with respect to such matters. For the avoidance of doubt Target shall not indemnify Acquiror for any Taxes of Target arising in any taxable period (or portion thereof) that begins on or after the Closing Date or any Taxes of Acquiror or any of its Affiliates.

8.11 Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Target for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes of the Target for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

ARTICLE IX

STOCKHOLDER REPRESENTATIVE

9.1 Powers of the Stockholder Representative. The Stockholder Representative shall have and may exercise all of the powers conferred upon the Stockholder Representative pursuant to this Agreement and the Escrow Agreement, including:

(a) The power to execute as Stockholder Representative the Escrow Agreement and any other agreement or instrument entered into or delivered in connection with the transactions contemplated hereby;

(b) The power to give or receive any notice or instruction permitted or required under this Agreement or the Escrow Agreement, or any other agreement, document or instrument entered into or executed in connection herewith, to be given or received by the Stockholder Representative or any Target Stockholder, and each of them, and to take any and all action for and on behalf of the Indemnifying Stockholders, and each of them, under this Agreement, the Escrow Agreement or any other such agreement, document or instrument;

(c) The power (subject to the provisions of Article VIII hereof) to (A) contest, negotiate, defend, compromise or settle any Claim for which an Acquiror Indemnified Party may be entitled to indemnification through counsel selected by the Stockholder Representative, (B) agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to any Claim, (C) resolve any Claim, (D) take any actions in connection with the resolution of any dispute relating hereto or to the transactions contemplated hereby by arbitration, settlement or otherwise, and (E) take or forego any or all actions permitted or required of any Target Stockholder or necessary in the judgment of the Stockholder Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement and the Escrow Agreement;

(d) The power to consult with legal counsel, independent public accountants and other experts selected by it, solely at the cost and expense of the Target Stockholders;

(e) The power to review, negotiate and agree to and authorize any distributions from the Escrow Fund in satisfaction of any payment obligation, in each case, on behalf of all Target Stockholders, as contemplated thereunder;

(f) The power to waive any terms and conditions of this Agreement or the Escrow Agreement providing rights or benefits to the Target Stockholders (other than the payment of the consideration payable to Target Stockholders by virtue of the Merger in accordance with the terms hereof and in the manner provided herein); and

(g) The power to take any actions on behalf of the Target Stockholders in regard to such other matters as are reasonably necessary for the consummation of the transactions contemplated hereby or as the Stockholder Representative reasonably believes are in the best interests of the Target Stockholders.

9.2 Notices.  Any notice given to the Stockholder Representative will constitute notice to each and all of Target Stockholders at the time notice is given to the Stockholder Representative.  Any action taken by, or notice or instruction received from, the Stockholder Representative will be deemed to be action by, or notice or instruction from, each and all of Target Stockholders.  Acquiror, Merger Sub, the Company and the Surviving Corporation may, and the Escrow Agent will, disregard any notice or instruction received from any one or more individual Target Stockholders.

9.3 Agreement of the Stockholder Representative.  The Stockholder Representative hereby agrees to do such acts, and execute further documents, as shall be necessary to carry out the provisions of this Agreement and the Escrow Agreement.

9.4 Reimbursement and Liability of Stockholder Representative.

(a) Each Target Stockholder agrees to reimburse the Stockholder Representative for such Target Stockholder’s pro rata share of all reasonable out-of-pocket expenses incurred by the Stockholder Representative in the performance of Stockholder Representative’s duties hereunder.  Each Target Stockholder agrees that such Target Stockholder’s pro rata share of such reasonable out-of-pocket expenses may be distributed to the Stockholder Representative, on behalf of the Target Stockholders, from the Escrow Fund at the request of the Stockholder Representative in accordance with the Escrow Agreement.  No provision of this Agreement or the Escrow Agreement shall require the Stockholder Representative to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges under this Agreement or the Escrow Agreement.  The Stockholder Representative shall be entitled to rely, and shall be fully protected in relying, upon the Payment Schedule and any statements furnished to it by any Target Stockholder, or Acquiror or its Affiliates, or any other evidence deemed by the Stockholder Representative to be reliable.

(b) The Stockholder Representative shall not be personally liable as the Stockholder Representative to any Target Stockholder for any act done or omitted hereunder as Stockholder Representative while acting in good faith and in the exercise of reasonable judgment (it being understood that any act done or omitted pursuant to the advice of counsel or any other expert consultant or advisor retained by the Stockholder Representative shall be conclusive evidence of such good faith).  The Target Stockholders shall severally (but not jointly) indemnify the Stockholder Representative and hold the Stockholder Representative harmless against any Damages incurred without negligence or bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of the Stockholder Representative’s duties hereunder.  This indemnification shall survive the termination of this Agreement or the Escrow Agreement.

9.5 Reliance on Stockholder Representative.  Acquiror, Merger Sub, their respective Affiliates (including after the Effective Time, the Surviving Corporation) and the Escrow Agent, shall be entitled to rely on the appointment of Holdings as Stockholder Representative and treat such Stockholder Representative as the duly appointed attorney-in-fact of each Target Stockholder and as having the duties, power and authority provided for in this Agreement and the Escrow Agreement.  None of Acquiror, Merger Sub, their respective Affiliates (including after the Effective Time, the Surviving Corporation), or the Escrow Agent shall be liable to any Target Stockholder for any actions taken or omitted by them in reliance upon any instructions, notice or other instruments delivered by the Stockholder Representative.  No resignation of the Stockholder Representative shall become effective unless at least thirty (30) days prior written notice of the replacement or resignation of such Stockholder Representative shall be provided to Acquiror and the Escrow Agent.  Acquiror, Merger Sub, their respective Affiliates (including after the Effective Time, the Surviving Corporation) and the Escrow Agent, shall be entitled to rely at any time after receipt of any such notice on the most recent notice so received.  If the Stockholder Representative shall be unable or unwilling to serve in such capacity, his, her or its successor who shall serve and exercise the powers of the Stockholder Representative hereunder shall be appointed by a written instrument signed by Target Stockholders holding a majority interest in the Escrow Fund held in escrow at such time.

ARTICLE X

GENERAL

10.1 Notices. All notices, requests, claims, demands or other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered, if delivered by hand, one Business Day after transmitted, if transmitted by a nationally recognized overnight courier service, (c) when sent via facsimile or electronic mail  with confirmation of receipt, or (d) three Business Days after mailing, if mailed by registered or certified mail (return receipt requested), to the parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.1):

(a) If to Acquiror or Merger Sub:

Innovus Pharmaceuticals, Inc.
9171 Towne Centre Drive, Suite 440
San Diego, CA 92122
Attention: President & CEO
Tel: (858) 964-5123
Fax: (858) 964-2130

With a simultaneous copy to:

Randy Berholtz, Esq.
Innovus Pharmaceuticals, Inc.
Acting General Counsel and Secretary

(b) If to Target:

Novalere FP, Inc.
199 Wells Avenue, Suite 208
             Newton, MA 02459

(c) If to Holdings:

151 Tremont Street, Penthouse
Boston, MA 02111

(d)	If to Target or Holdings with a simultaneous copy to:

Foley Hoag LLP
155 Seaport Blvd.
Boston, MA 02210
Attention: Gil Arie, Esq.
Tel: (617) 832-1781
Fax: (617) 832-7000
Email: garie@foleyhoag.com

10.2 Severability; Parties in Interest. If any provision of this Agreement for any reason shall be held to be illegal, invalid or unenforceable, such illegality shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such illegal, invalid or unenforceable provision had never been included herein. Nothing in this Agreement, express or implied, is intended to confer upon any Person not a Party to this Agreement any rights or remedies of any nature whatsoever under or by reason of this Agreement.

10.3 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party (whether by operation of Laws or otherwise) without the prior written consent of any other Party except that Acquiror shall be permitted to assign its rights, interests and obligations to an Affiliate of Acquiror or in connection with a Change of Control without obtaining any consent from any other Party; provided that Acquiror shall remain liable for all such obligations hereunder. Any purported assignment, unless so consented to or permitted as provided herein, shall be void and without effect. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties or their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement.

10.4 Incorporation of Exhibits. All exhibits and schedules attached hereto and referred to herein are hereby incorporated herein and made a part of this Agreement for all purposes as if fully set forth herein.

10.5 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE OTHER THAN CONFLICT OF LAWS PRINCIPLES THEREOF DIRECTING THE APPLICATION OF ANY LAW OTHER THAN THAT OF DELAWARE. EXCEPT WITH RESPECT TO THE DISPUTE RESOLUTION MECHANISMS SET FORTH IN SECTION 10.6, THE PARTIES AGREE THAT THE COURTS WITHIN THE STATE OF DELAWARE WILL HAVE JURISDICTION OVER ALL DISPUTES BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY. THE PARTIES HEREBY CONSENT TO AND AGREE TO SUBMIT TO THE JURISDICTION OF SUCH COURTS. EACH OF THE PARTIES HERETO WAIVES, AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (I) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (II) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (III) ANY LITIGATION COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM.

10.6 Arbitration. Subject to the rights of the Parties to seek injunctive relief, the Parties agree that any and all disputes, claims or controversies arising out of or relating to this Agreement or the other Transaction Documents that are not resolved by their mutual agreement shall be submitted to final and binding arbitration in Delaware, before JAMS, or its successor, pursuant to the United States Arbitration Act, 9 U.S.C. Sec. 1 et seq. Any Party may commence the arbitration process called for in this Agreement by filing a written demand for arbitration with JAMS, with a copy to the other Party(ies). Within fifteen (15) days after such written demand is sent, Acquiror (on the one hand) and the Stockholder Representative (on the other hand) shall each select one arbitrator from JAMS, and the two (2) arbitrators so selected shall select a third arbitrator from JAMS. The arbitration will be conducted in accordance with the provisions of JAMS’ Commercial  Arbitration  Rules  and  Procedures  in  effect  at  the  time  of  filing  of  the demand for arbitration. The Parties will cooperate with JAMS in scheduling the arbitration proceedings. The Parties covenant that they will participate in the arbitration in good faith. The non-prevailing party shall pay the costs of the arbitrators, but otherwise the Parties will pay their own costs. If there is no determination by the arbitrators of a prevailing party, the Acquiror shall bear one-half of the costs of the arbitrators and the Target Stockholders who are Parties to the arbitration shall bear the other one-half of the costs of the arbitrators. The provisions of this paragraph may be enforced by any court of competent jurisdiction. The arbitration panel shall be authorized to determine which party to the arbitration is the prevailing party and which party is the non-prevailing party. In the event that the arbitrators determine that Acquiror improperly withheld Acquiror Common Stock, the Target Stockholders shall be entitled to interest on such withheld Acquiror Common Stock from the time of improper withholding until final payment thereof calculated at the prime rate of interest charged by money center banks in effect on the date of withholding t as reported in The Wall Street Journal plus three percent (3%), with the value of withheld Acquiror Common Stock taken at the last sale price on the day of such withholding.

10.7 Attorneys’ Fees. In the event of the bringing of any action by any Party hereto against any other Party arising out of this Agreement or the other Transaction Documents, the Party who is determined to be the prevailing party shall be entitled to recover from the other Party the reasonable costs and expenses of bringing such action, including reasonable attorneys’ fees.

10.8 Headings; Interpretation. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

10.9 Counterparts; Facsimiles. This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

10.10 Specific Enforcement. The Parties acknowledge and agree that a Party would be irreparably harmed and such Party would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed by the other Parties hereto in accordance with their specific terms or were otherwise breached. Accordingly, each Party agrees that the other Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and/or the other Transaction  Documents  and  to  enforce  specifically the  terms  and  provisions  of  this Agreement, this being in addition to any other remedy to which a Party is entitled at law or in equity.

10.11 Entire Agreement. This Agreement (including the Schedules and Exhibits attached hereto) and the other Transaction Documents contain the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements, written or oral, with respect thereto.

10.12 Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies. This Agreement may be amended, superseded, canceled, renewed or extended only by a written instrument signed by each of the Parties. The provisions hereof may be waived only in writing signed by each of the Parties. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any Party may otherwise have at law or in equity.

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IN WITNESS WHEREOF, intending to be legally bound hereby, the Parties have caused this Agreement to be signed in their respective names by their respective duly authorized representatives as of the date first above written.

INNOVUS PHARMACEUTICALS, INC. By: /s/ Bassam Damaj Name: Bassam Damaj Title: President and CEO	NOVALERE FP, INC. By: /s/ May Petracco Name: May Petracco Title: VP of Finance
INNOVUS PHARMA ACQUISITION CORPORATION By: /s/ Bassam Damaj Name: Bassam Damaj Title: President, CEO, Secretary and Treasurer	INNOVUS PHARMA ACQUISITION CORPORATION II By: /s/ Bassam Damaj Name: Bassam Damaj Title: President, CEO, Secretary and Treasurer
NOVALERE HOLDINGS, LLC By: /s/ Valerie Jo Friedman Name:Valeria Jo Friedman Title: Member